Exhibit 10.1

Execution Version

Purchase and Sale Agreement

between

Bayswater Resources LLC

Bayswater Fund III-A, LLC

Bayswater Fund III-B, LLC

Bayswater Fund IV-A, LP

Bayswater Fund IV-B, LP

Bayswater Fund IV-Annex, LP

and

Bayswater Exploration & Production, LLC

as Sellers

and

Prairie Operating Co.

as Buyer

and

Prairie Operating Co., LLC

Otter Holdings, LLC

Prairie SWD Co., LLC

and

Prairie Gathering I, LLC

as Buyer AssetCos

dated

February 6, 2025

(continued)

ii

(continued)

iii

(continued)

EXHIBIT LIST

Exhibit	Title
Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Fee Mineral Interests
Exhibit A-4	Disposal System
Exhibit A-5	Material Contracts
Exhibit A-6	Excluded Units
Exhibit A-7	Field Office
Exhibit B	Form of Assignment, Bill of Sale, and Conveyance
Exhibit C	Form of Buyer’s Officer’s Certificate
Exhibit D	Form of Seller’s Officer’s Certificate
Exhibit E	Form of Seller’s Certificate of Non-Foreign Status
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Cooperative Development Agreement
Exhibit I	Form of Saltwater Disposal Agreement
Exhibit J	Form of Assignment and Assumption Agreement

[Remainder of page left blank.]

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(continued)

Schedule List

Schedule	Title
Schedule 1.3(i)	Excluded Assets, Properties and Contracts
Schedule 2.2(c)(3)	Asset Tax Adjustment
Schedule 2.2(c)(8)	Stout Well Adjustment
Schedule 2.3(b) – Part 1	Property Expenses: Charge Codes
Schedule 2.3(b) – Part 2	Property Expenses: Wells
Schedule 3.2(d)	Insurance
Schedule 4.2(c)	Identified Restricted Assets
Schedule 4.3	Tag-Along Allocated Value
Schedule 5.6	Litigation
Schedule 5.7	Preferential Rights to Purchase and Required Consents
Schedule 5.9	Compliance with Laws
Schedule 5.10	Imbalance Volumes
Schedule 5.11	Suspense Funds
Schedule 5.12	Environmental Matters
Schedule 5.13	Burdens
Schedule 5.14	Seller Bonds
Schedule 5.15	Tax Matters
Schedule 5.16, Part I	Capital Projects
Schedule 5.16, Part II	Pending AFEs
Schedule 5.17	Non-Consent Elections
Schedule 5.18	Payout Balances
Schedule 5.20	Plugging and Abandonment
Schedule 5.23	Wells and Equipment
Schedule 7.3(e)	Midstream Agreements
Schedule 7.6 – Part 1	Millennial Assets
Schedule 7.6 – Part 2	Millennial Purchase Price
Schedule 9.1(c)	Assignments and Novations
Schedule 12.7	Covenant Not To Compete Area
Schedule K-1	Sellers’ Knowledge Persons
Schedule K-2	Buyer’s Knowledge Persons

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Purchase and Sale Agreement

This Purchase and Sale Agreement (“Agreement”), dated February 6, 2025 (the “Execution Date”), is by and among Bayswater Resources LLC, a Delaware limited liability company (“Bayswater Resources”); Bayswater Fund III-A, LLC, a Delaware limited liability company (“Bayswater Fund III-A”); Bayswater Fund III-B, LLC, a Delaware limited liability company (“Bayswater Fund III-B”); Bayswater Fund IV-A, LP, a Delaware limited partnership (“Bayswater Fund IV-A”); Bayswater Fund IV-B, LP, a Delaware limited partnership (“Bayswater Fund IV-B”); Bayswater Fund IV-Annex, LP, a Delaware limited partnership (“Bayswater Fund IV-Annex”); and Bayswater Exploration & Production, LLC, a Colorado limited liability company (“Bayswater E&P” and, together with Bayswater Resources, Bayswater Fund III-A, Bayswater Fund III-B, Bayswater Fund IV-A, Bayswater Fund IV-B, and Bayswater Fund IV-Annex, each, individually, a “Seller,” and, collectively, the “Sellers”); and Prairie Operating Co., a Delaware corporation (“Buyer”); Prairie Operating Co., LLC, a Delaware limited liability company (“Prairie OpCo”); Otter Holdings, LLC, a Delaware limited liability company (“Prairie LeaseCo”); Prairie SWD Co., LLC, a Delaware limited liability company (“Prairie DisposalCo”); and Prairie Gathering I, LLC, a Delaware limited liability company (“Prairie GathererCo,” and, together with Prairie OpCo, Prairie Lease Co, and Prairie DisposalCo, each, individually, a “Buyer AssetCo,” and, collectively, the “Buyer AssetCos”). Buyer, Buyer AssetCos, and Sellers are each, individually, a “Party,” and are, collectively, the “Parties.” Capitalized terms used in this Agreement have the meaning given such terms in Annex I to this Agreement.

RECITALS

A. Sellers desire to sell the Assets.

B. Buyer and Buyer AssetCos, collectively, desire to purchase the Assets.

C. The Parties wish to accomplish the foregoing, all under the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual promises, covenants, and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

Purchase and Sale

Section 1.1 Purchase and Sale. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, transfer, and deliver to Buyer and Buyer AssetCos, collectively, and Buyer and Buyer AssetCos, collectively, shall purchase from Sellers, the Assets.

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Section 1.2 Assets. The term “Assets” means all of each Seller’s right, title, and interest in and to the following, other than the Excluded Assets:

(a) the oil and gas leases (together with any and all other right, title and interest of such Seller in and to the leasehold estates created thereby) described on Exhibit A-1 (collectively, the “Leases”), and the lands covered thereby or pooled, unitized, or communitized therewith (the “Lands”);

(b) any oil, gas, water, disposal, and/or injection wells, whether producing, operating, plugged, shut-in, or temporarily or permanently abandoned, located on, under, or within the Lands, including the wells described in Exhibit A-2 (the “Wells”);

(c) the pipelines and facilities used or held for use in connection with the Wells or other Assets, including production units, flow lines and compression and measurement facilities, pipelines, gathering, processing, and treatment systems, and all tangible personal property, equipment, fixtures, and improvements used or held for use in connection with the Wells or other Assets (the “Facilities and Equipment”);

(d) the fee mineral interests described on Exhibit A-3 (the “Fee Mineral Interests”);

(e) all rights and interests in, under or derived from all unitization and pooling agreements, declarations, and orders in effect with respect to any of the Leases, Wells, or Lands;

(f) the saltwater disposal system described in Exhibit A-4 (the “Disposal System”), together with all tangible personal property that is necessary for or used or held for use in connection with the ownership, use, operation or maintenance of the Disposal System, including any injection wells and personal property of every kind and nature, which is necessary for, used or held for use for or in connection with the disposal wells;

(g) the licenses, surface use agreements, servitudes, rights-of-way, easements, and other similar surface rights to operate the Wells, Facilities and Equipment, Disposal System, or otherwise used in connection with the Wells, Facilities and Equipment, or Disposal System (including those rights-of-way, easements, and surface use agreements described in Exhibit A-5) that are used or held for use in connection with the exploration, development, drilling for, production, gathering, treatment, handling, processing, storing, transporting, sale, or disposal of Hydrocarbons or water produced from the properties and interests described in this Section 1.2 (all of such licenses, servitudes, rights-of-way, easements, surface use agreements, and other similar surface rights are the “Surface Agreements”);

(h) all Permits that are used or held for use in connection with the exploration, development, drilling for, production, gathering, treatment, handling, processing, storing, transporting, sale, or disposal of Hydrocarbons or water produced from the properties and interests described in this Section 1.2;

(i) all Applicable Contracts, including those Applicable Contracts described in Exhibit A-5, in each case only insofar as such Applicable Contracts (1) are transferable without payment of any fee or additional consideration to a third party (unless Buyer agrees in advance in writing to pay such fee or additional consideration), or (2) relate to the properties and interests described in this Section 1.2;

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(j) all geological surveys, seismic records, gravity maps, gravity meter surveys, seismic surveys and other similar geological or geophysical surveys or data covering the Properties, in each case only to the extent such data is transferable without the payment of any fee or additional consideration to a third party (unless Buyer agrees in advance in writing to pay such fee or additional consideration) or the breach of any confidentiality restrictions owed to any Person other than any Seller or its Affiliates;

(k) all (1) Hydrocarbons produced from, allocated to, or attributable to the Properties on or after the Effective Time (or the proceeds from the sale of such Hydrocarbons); (2) all Hydrocarbon Inventory as of the Effective Time in respect of which the Base Purchase Price is increased in accordance with Section 2.2(b)(2) (or the proceeds thereof as determined in accordance with Section 2.2(b)(2)); and (3) all Imbalance Volumes;

(l) the files, electronic records (as such electronic records exist in their native format as of the Execution Date), and data of such Seller that, in such Seller’s reasonable discretion, relate to the operation and maintenance of the properties and interests described in this Section 1.2 (excluding the Excluded Assets, the “Records”);

(m) all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses, and any and all contract rights, claims, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, or other claims of any nature in favor of any such Seller), whether arising before, on, or after the Effective Time, to the extent such rights, claims, and causes of action relate to or cover any Assumed Liabilities or Property Expenses for which Buyer or any Buyer AssetCo is responsible under the terms of this Agreement; and

(n) field office lease and related yard described in Exhibit A-7.

Section 1.3 Excluded Assets. The Assets do not include, and each Seller hereby excepts and excludes from this Agreement and the Transaction and reserves to itself, each of the following (the “Excluded Assets”):

(a) All rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses, and any and all contract rights, claims, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, or other claims of any nature in favor of such Seller), whether arising before, on, or after the Effective Time, to the extent such rights, claims, and causes of action relate to any of such Seller’s indemnity obligations under this Agreement;

(b) any accounts receivable, trade accounts, accounts payable (other than Suspense Funds or any penalties or interest associated with the Suspense Funds), or any other receivables affecting the properties and interests described in Section 1.2 accruing or attributable to the period before the Effective Time;

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(c) refunds due such Seller by a third party for any overpayment of rentals, royalties, excess royalty interests, or production payments which are (i) attributable to the Assets with respect to any period of time prior to the Effective Time and (ii) not an Assumed Liability;

(d) all corporate, financial (including consolidated financial statements), Tax, and legal records of such Seller;

(e) subject to and except as otherwise provided in Section 7.4, all contracts of insurance and contractual indemnity rights;

(f) except to the extent related to an upward adjustment to the Base Purchase Price, all Hydrocarbons from or attributable to the Assets with respect to all periods prior to the Effective Time, and all proceeds attributable thereto;

(g) all claims for refunds, credits, or similar benefits with respect to any (1) Property Expenses allocated to Sellers under Section 2.3(b) or (2) any Seller Taxes;

(h) documents prepared or received by Sellers or their Affiliates with respect to (1) lists of prospective purchasers for such transactions compiled by Sellers, (2) bids submitted by other prospective purchasers of the Assets, (3) analyses by Sellers or their Affiliates of any bids submitted by any prospective purchaser, (4) correspondence between or among Sellers, their Representatives, and any prospective purchaser other than Buyer or any Buyer AssetCo, (5) personnel records and (6) correspondence between or among Sellers or any of their Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(i) those assets, properties, and contracts described on Schedule 1.3(i);

(j) (1) any oil and gas leases, including any Leases described on Exhibit A-1, or fee minerals interests, including any Fee Minerals Interests described on Exhibit A-3, that cover the lands described on Exhibit A-6 (the “Excluded Units”) only insofar as such leases or fee mineral interests are included in the Excluded Units, (2) with respect to any wells with a producing interval within the lands included in the Excluded Units (the “Excluded Wells”), if such Excluded Wells are producing from a pooled unit that includes leases, fee mineral interests, or lands both inside the Excluded Units and outside the Excluded Units, any oil and gas leases, including any Leases described on Exhibit A-1, or fee minerals interests, including any Fee Minerals Interests described on Exhibit A-3, insofar as such leases or fee mineral interests cover the wellbore of the Excluded Wells (the “Excluded Interests”), (3) the Excluded Wells, (4) any tangible personal property, equipment, fixtures, and improvements exclusively used or held for the exclusive use in connection with the Excluded Wells or Excluded Units, and (5) any Applicable Contract or Surface Agreement only to the extent such Applicable Contract or Surface Agreement applies to the Excluded Units, Excluded Wells, or Excluded Interests;

(k) all equipment, supplies, fixtures, personal property, or improvements, including any pipelines, tubulars, and strings, in each case that has not been charged to the joint account under any Applicable Contract and that are located in the field yard at 33153 County Road 51, Greeley, Colorado 80631;

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(l) the files, records, and data relating to the Assets that are maintained by such Seller or its Affiliates (1) on such Seller’s or its Affiliate’s email systems or (2) in emails, schedules, notes, calendars, contacts, or task lists of the employees of such Seller or its Affiliates;

(m) all geological surveys, seismic records, gravity maps, gravity meter surveys, seismic surveys and other similar geological or geophysical surveys or data covering any portion of the Properties, in each case only to the extent such data is not transferable (including any such data that is only transferable, for example, upon the payment of any fee or additional consideration (unless Buyer agrees in advance in writing to pay such fee or consideration)) or the transfer of which would result in a breach of any confidentiality restrictions owed to Persons other than Seller or its Affiliates;

(n) the Seller Bonds;

(o) other than any such contracts described on Exhibit A-5, all master service agreements and all drilling contracts;

(p) overhead recovery paid or payable to such Seller or its Affiliates by any Person, other than Seller or its Affiliates, for operation of the Assets prior to Closing;

(q) any logo, service mark, copyright, trade name, domain name, phone number, or trademark of or associated with such Seller or any Affiliate of such Seller or any business of such Seller or of any Affiliate of such Seller;

(r) any assets and properties excluded under the terms of this Agreement; and

(s) all of such Seller’s rights, titles, or interests in any assets or properties that are not included in the definition of the “Assets.”

Section 1.4 Effective Time. If the Transaction is consummated in accordance with the terms and provisions hereof, possession of the Assets shall be transferred from Sellers to Buyer and Buyer AssetCos at the Closing, but certain financial benefits and obligations of the Assets shall be transferred and assumed effective as of December 1, 2024, at 12:01 a.m. Mountain Time (the “Effective Time”), as further set forth in this Agreement.

Article II

Purchase Price; Adjustments

Section 2.1 Base Purchase Price; Cash and Equity Consideration;

(a) Base Purchase Price. The unadjusted purchase price for the Assets is Six Hundred Two Million Seven Hundred Fifty Thousand U.S. Dollars (U.S. $602,750,000.00) (the “Base Purchase Price”).

(b) Cash at Closing. At Closing, Buyer shall pay to an account designated in writing by Sellers’ Representative an amount of cash equal to (1) the Closing Amount, minus (2) the Base Amount, minus (3) the Shortfall Amount, if any (such resulting amount, the “Cash Consideration”).

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(c) Equity at Closing. At Closing, Buyer shall issue to Sellers’ Representative the Equity Consideration.

Section 2.2 Adjustments to Base Purchase Price. All adjustments to the Base Purchase Price shall be made according to the factors described in this Section 2.2 and without duplication.

(a) [Reserved].

(b) Upward Adjustments. The Base Purchase Price shall be adjusted upward by the following, without duplication:

(1) an amount equal to all proceeds received and retained by Buyer, any Buyer AssetCo, or any of their Affiliates for the production, transportation, gathering, processing, treating, or sale of Hydrocarbons produced from or attributable to the Assets prior to the Effective Time, excluding Hydrocarbon Inventory;

(2) an amount equal to the value of all Hydrocarbon Inventory as of the Effective Time;

(3) an amount equal to all Property Expenses attributable to periods from and after the Effective Time that are paid or borne by Sellers or any of their Affiliates;

(4) to the extent not covered in the preceding paragraph, an amount equal to the prepaid expenses (other than any Taxes) attributable to the Assets from and after the Effective Time that were paid or borne by or on behalf of Sellers or their Affiliates and that have not been incurred as of the Effective Time, including insurance premiums, lease rentals, prepaid compressor and other rental charges, prepaid rights of way and license fees, and prepaid utility charges;

(5) an amount equal to all Asset Taxes allocable to Buyer or any Buyer AssetCo in accordance with Section 8.1 that are paid or borne by Sellers or any of their Affiliates;

(6) an amount equal to the upward adjustment contemplated by Section 2.2(d), if any;

(7) an amount equal to all overhead paid or payable to Sellers or their Affiliates by another Seller or its Affiliates between the Effective Time and Closing; provided, however, that such amount shall not exceed $300,000.00 per month for any full calendar month between the Effective Time and Closing or a prorated portion of $300,000.00 for any partial calendar month between the Effective Time and Closing; and

(8) any other amount provided for in this Agreement or as may be agreed to in writing by Buyer and Sellers’ Representative.

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(c) Downward Adjustments. The Base Purchase Price shall be adjusted downward by the following, without duplication:

(1) An amount equal to all proceeds received and retained by Sellers or their Affiliates from the production, transportation, gathering, processing, treating, or sale of either (x) Hydrocarbons produced from or attributable to the Assets from and after the Effective Time or (y) Hydrocarbon Inventory, and in each case net of any Property Expenses, Burdens, transportation, quality or other deductions, differentials and post-production costs and expenses (other than Taxes) borne by Sellers or any of their Affiliates;

(2) an amount equal to all Property Expenses attributable to periods before the Effective Time that are paid or borne by Buyer, any Buyer AssetCo, or any of their Affiliates to unaffiliated third Persons;

(3) an amount equal to the result of (i) all Asset Taxes allocable to Sellers in accordance with Section 8.1 that are paid or borne by Buyer, any Buyer AssetCo, or any of their Affiliates (which, for the avoidance of doubt, do not include any 2024 Oil and Gas Property Taxes that have not yet become due and payable which are borne by Sellers pursuant to Section 8.3(a)(2)) minus (ii) the amount set forth on Schedule 2.2(c)(3) (the amount on such schedule, the “Asset Tax Adjustment”);

(4) an amount equal to the Suspense Funds;

(5) any Net Casualty Loss;

(6) an amount equal to the downward adjustment contemplated by Section 2.2(d), if any;

(7) the Millennial Purchase Price, if applicable;

(8) the amount set forth on Schedule 2.2(c)(8); and

(9) any other amount provided for in this Agreement or as may be agreed to in writing by Buyer and Sellers.

(d) Imbalance Volume Adjustments. The Parties shall adjust the Base Purchase Price at Closing and in the Final Settlement Statement under Section 2.5(a) (if needed) either up (if as of the Effective Time there is a net under-production or over-delivery Imbalance Volume), or down (if as of the Effective Time there is a net over-production or under-delivery Imbalance Volume), as appropriate, by an amount equal to the per barrel weighted average sales price received by Seller or its Affiliates from the Assets for the sale of similar quality oil in November 2024 for any oil pipeline imbalances. All Imbalance Volumes generated after the Effective Time will be the responsibility of Buyer and Buyer AssetCos.

Section 2.3 Proration of Costs and Revenues. For purposes of determining the amounts of the adjustments to the Base Purchase Price provided for in Section 2.2, the principles set forth in this Section 2.3 apply.

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(a) Buyer (1) is entitled to all production of Hydrocarbons from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receivables, receipts, and credits earned with respect to the Assets at or after the Effective Time, and (2) is responsible for (and entitled to any refunds with respect to) all Property Expenses incurred (i) at and after the Effective Time, and (ii) from and after the Cut-Off Date, prior to the Effective Time as provided in Section 13.1.

(b) Sellers (1) are entitled to all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receivables, receipts, and credits earned with respect to the Assets prior to the Effective Time, and (2) are responsible for (and entitled to any refunds with respect to) all Property Expenses incurred (i) prior to the Effective Time, and (ii) after the Effective Time solely with respect to those Property Expenses that have the charge codes described on Schedule 2.3(b) – Part 1 and are associated with those Wells described on Schedule 2.3(b) – Part 2, in the case of clauses (i) and (ii), subject to application of the Cut-Off Date under Section 2.3(f).

(c) “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards, except as otherwise specified in this Agreement.

(d) For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under this Section 2.3, (1) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline connecting into the storage facilities into which they are run and (2) gaseous Hydrocarbons (including any natural gas liquids recovered by virtue of processing such gaseous Hydrocarbons) shall be deemed to be “from or attributable to” the Properties when they pass through the royalty measurement meters, delivery point sales meters, or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well).

(e) Sellers shall utilize reasonable interpolative procedures, reasonably consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(f) Cut-Off Date.

(1) Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement will be accounted for in the Final Settlement Statement. Following the Final Settlement Date, but prior to the date that is 12 months following the Closing Date (the “Cut-Off Date”), (i) if any Party receives monies belonging to any other Party under this Section 2.3, including proceeds of production, then such amounts shall, within five Business Days after receipt, be paid by such receiving Party to the proper Party, (ii) if any Party pays monies for Property Expenses which are the obligation of any other Party under this Section 2.3, then such other Party shall, within five Business Days after the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party which paid such Property Expenses, (iii) if a Party receives an invoice for Property Expenses which are the obligation of any other Party under this Section 2.3, such Party receiving the invoice shall promptly (but in no event later than five Business Days after such receipt) forward such invoice to the Party obligated to pay the same, and (iv) if an invoice for Property Expenses is received by a Party, which is partially an obligation of two or more Parties under this Section 2.3, then the relevant Parties shall consult with each other, and each shall promptly (but in no event later than five Business Days after such receipt) pay its portion of such Property Expenses to the obligee thereof.

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(2) From and after the Cut-Off Date, (i) no Seller shall have any further obligation with respect to any Property Expenses as described in Section 2.3(b); provided, however, Sellers will continue to be entitled to any refunds with respect to any Property Expenses paid by Sellers or their Affiliates; and (ii) Buyer will be entitled to proceeds of production for the Pre-Effective Time periods, in each case which were not set forth in the Preliminary Settlement Statement or Final Settlement Statement, as applicable.

Section 2.4 Preliminary Settlement Statement. Any adjustment to the Base Purchase Price at Closing shall be set out in a settlement statement (the “Preliminary Settlement Statement”) prepared by Sellers’ Representative and submitted to Buyer no later than two Business Days prior to the Closing Date for Buyer’s review and comment (as adjusted, the “Closing Amount”). For purposes of the Preliminary Settlement Statement, Sellers’ Representative may include as an adjustment Sellers’ Representative’s good faith estimate of any accrued revenues for the period between the Effective Time and the Closing that have not yet been received by Sellers. Sellers’ Representative shall provide Buyer written wire transfer instructions for payment of the Cash Consideration to each Seller, and Sellers’ Representative and Buyer shall cooperate in good faith to settle on the contents of the Preliminary Settlement Statement, and execute the same, at the Closing. If the Sellers’ Representative and Buyer cannot agree on the Preliminary Settlement Statement prior to such time, the Preliminary Settlement Statement as presented by Sellers’ Representative will be used to adjust the Base Purchase Price at Closing. The Preliminary Settlement Statement shall set forth the Closing Amount and associated calculations. After Closing, the Base Purchase Price shall be adjusted under the Final Settlement Statement finalized under Section 2.5(a).

Section 2.5 Final Settlement Statement; Accounting Referee.

(a) Final Settlement Statement. No later than the date that is 120 days after the Closing Date, Sellers’ Representative will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth (1) each adjustment or payment that was not finally determined as of the Closing, (2) the calculation of such adjustment, and (3) the final adjustments to the Base Purchase Price (the Base Purchase Price, as determined under this Section 2.5, is the “Final Purchase Price”). At the same time it delivers such Final Settlement Statement to Buyer, Sellers’ Representative shall also deliver to Buyer (or give Buyer access to) such documentation including all relevant invoices with specific references and other information reasonably requested by Buyer supporting such adjustments shown in such Final Settlement Statement. No later than 20 days after receipt of Sellers’ Representative’s proposed Final Settlement Statement, Buyer shall deliver to Sellers’ Representative a written report (with supporting documentation including all relevant invoices with specific references and other information reasonably requested by Sellers’ Representative) containing any changes that Buyer proposes to make to the final adjustments to the Base Purchase Price proposed in the Final Settlement Statement delivered by Sellers’ Representative. Any changes not so specified in such written report from Buyer shall be deemed waived and Sellers’ Representative’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in such written notice from Buyer shall prevail. Buyer’s failure to deliver to Sellers’ Representative a written report detailing proposed changes to the Final Settlement Statement by the end of such 20-day period shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Sellers’ Representative and shall not be subject to further Dispute, audit or arbitration. If Sellers’ Representative disagrees with any changes proposed by Buyer, Sellers’ Representative and Buyer shall cooperate in good faith to resolve any such Dispute no later than 30 days after Sellers’ Representative’s delivery of the proposed Final Settlement Statement. The date upon which such Disputes are resolved or upon which the Final Purchase Price is established is the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Sellers’ Representative the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Sellers’ Representative shall pay to Buyer the amount of such difference. Any payment by Buyer or Sellers’ Representative under this Section 2.5(a) shall be made by wire transfer of immediately available funds within five days of the Final Settlement Date. Subject to and except for the rights and obligations of the Parties described in Section 2.5(b), Section 8.2, or Article XIII (with respect to any obligation related to Taxes), the adjustments set out in the Final Settlement Statement shall be final settlement of the Parties with respect to all matters addressed in such Final Settlement Statement.

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(b) Dispute Resolution. If Sellers’ Representative and Buyer are unable to resolve a Dispute as to the Final Settlement Statement and the adjustments to Base Purchase Price set forth therein by 60 days after Sellers’ Representative delivery of the proposed Final Settlement Statement, then either Sellers’ Representative or Buyer may submit the Disputed matters to be resolved by the Denver, Colorado, office of Grant Thornton, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Sellers’ Representative and Buyer (the “Accounting Referee”), for review and final determination by arbitration. If Sellers’ Representative and Buyer have not agreed upon a mutually acceptable alternative firm to serve as Accounting Referee within 10 Business Days of receiving notice of Grant Thornton’s unavailability, either Sellers’ Representative or Buyer may, within 10 Business Days after the end of such initial 10 Business Day period, formally apply to the Denver, Colorado, office of JAG to choose the Accounting Referee. The arbitration proceeding shall be held in Denver, Colorado, and shall be conducted in accordance with CPR Rules to the extent such rules do not conflict with the terms of this Section 2.5(b). The Federal Arbitration Act shall govern the interpretation, enforcement and proceedings under this Section 2.5(b). The Accounting Referee’s award shall be made within 30 days after submission by Sellers’ Representative or Buyer, as applicable, of the Disputed matters absent an extension of such deadline for good cause (as determined by such Accounting Referee in its sole discretion). The award of such Accounting Referee shall be final and binding upon all Parties, without right of appeal. In making its determination, the Accounting Referee shall be bound by the rules set forth in this Article II and, subject to the foregoing, may consider such other matters as in the opinion of the Accounting Referee are necessary to make a proper determination. The Accounting Referee, however, may not render an award with respect to a disputed adjustment, in each case, in excess of the highest value for such disputed adjustment as claimed by Buyer or Sellers’ Representative, as applicable, or below the lowest value for such disputed adjustment as claimed by Sellers’ Representative or Buyer, as applicable. The Accounting Referee may not otherwise award damages, interest, or penalties to Buyer or Sellers’ Representative with respect to any disputed matter. Sellers’ Representative and Buyer shall each bear their own legal fees and other costs of presenting their case to the Accounting Referee. Buyer and Sellers’ Representative shall each bear one half of the costs and expenses of the Accounting Referee. Judgment on any award of an Accounting Referee may be entered by any court having jurisdiction thereof.

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Article III

Buyer’s Due Diligence; Disclaimers

Section 3.1 Access to Records. From and after the Execution Date and until the Closing, and subject to Sections 7.3(a) and 7.3(b), Sellers will make the Records available to Buyer and its Representatives electronically (on an ftp or similar site) to permit Buyer and its Representatives to perform Buyer’s due diligence review. Buyer and Buyer AssetCos acknowledge that access to the Records will be limited to electronic versions. Subject to the consent and cooperation of third Persons, Sellers will use commercially reasonable efforts to assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from third Persons as Buyer may reasonably request in writing for the purposes of Buyer’s due diligence review. Buyer and its Representatives may inspect (and, at Buyer’s expense, make copies of) the Records and such additional information only to the extent such inspection does not violate any legal privilege of Sellers or their Affiliates or contractual commitment of Sellers to a third Person that is not an Affiliate of any Seller Indemnified Party.

Section 3.2 Access to the Assets.

(a) Access. To the extent that Sellers may do so as an operator or non-operator of the Assets, Sellers shall grant Buyer, Buyer AssetCos, and their Representatives access to the Assets during Sellers’ normal business hours so Buyer, Buyer AssetCos, and their Representatives may conduct, at Buyer’s sole risk and expense, a non-intrusive, on-site surface inspection of all or any portion of the Assets. Buyer and Buyer AssetCos shall (and shall cause Buyer’s and Buyer AssetCos’ Representatives to) give Sellers’ Representative reasonable (and in no event any less than 48 hours’) prior written notice before entering onto any of the Assets, and Sellers or their designee(s) shall have the right to accompany Buyer, Buyer AssetCos, and their Representatives whenever they are on site of the Assets. Buyer, Buyer AssetCos, and their Representatives shall not have access to, and shall not be permitted to conduct any environmental inspection with respect to, any Assets to which Sellers do not have the authority to grant access for such due diligence. Neither Buyer, Buyer AssetCos, nor their Representatives shall conduct a Phase II environmental site assessment or any sampling, boring, drilling, or other invasive investigation activities of any environmental media (all of such assessments or sampling are “Invasive Activities”) without the prior notice and written consent of Sellers’ Representative, which consent Sellers’ Representative may withhold for any or no reason in its sole and absolute discretion. If Buyer, Buyer AssetCos, or their Representatives prepares any environmental assessment or report of any Asset, Buyer and Buyer AssetCos shall keep, and shall cause such Representatives to keep, such report or assessment confidential and furnish copies thereof (including any and all drafts) to Sellers’ Representative within one week of receipt thereof by Buyer, Buyer AssetCos, or their Representatives. In connection with any on-site inspections, if any, prior to Closing, Buyer and Buyer AssetCos (1) shall comply with, and will cause their Representatives to comply with, all requirements of the operators of the Assets and all provisions of any lease agreements related to the Assets, (2) shall not materially interfere with, and will cause their Representatives not to materially interfere with, the normal operation of the Assets or Sellers’ businesses, and (3) represents that they and their Representatives are adequately insured for such activities in compliance with Section 3.2(d).

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(b) Indemnity. Without limiting Buyer’s rights under Section 9.2, Section 13.2(a) or Article X, Buyer and each Buyer AssetCo waives and releases, and shall defend, indemnify, save, and hold the Seller Indemnified Parties harmless from and against any and all Losses arising out of, resulting from, or relating to the access afforded to Buyer, Buyer AssetCos and their Representatives under this Agreement or the activities of Buyer, Buyer AssetCos or their Representatives related to such access or any Invasive Activities, even if such Losses arise out of or result from, solely or in part, the sole, active, passive, concurrent, or comparative negligence, strict liability, or other fault or violation of Law of or by a member of the Seller Indemnified Parties. This Section 3.2(b) will survive the termination of this Agreement.

(c) Clean-Up. Upon completion of Buyer’s due diligence under Section 3.2(a), Buyer shall, at its sole cost and expense (1) repair all damage done to the Assets by Buyer, any Buyer AssetCo, or their Representatives in connection with their access and any Invasive Activities, (2) restore the Assets to the same or better condition in existence prior to commencement of any such access and any Invasive Activities, and (3) remove all equipment, tools, or other property brought onto the Assets by Buyer, any Buyer AssetCo, or their Representatives in connection with their access or any Invasive Activities. Any disturbance to the Assets (including the real property associated with such Assets) resulting from Buyer’s, any Buyer AssetCo’s, or their Representatives’ due diligence will be promptly corrected by Buyer. This Section 3.2(c) will survive the termination of this Agreement.

(d) Insurance. During all periods that Buyer, any Buyer AssetCo, and/or their Representatives are on the Assets, Buyer and Buyer AssetCos shall maintain, at their sole expense and with insurers reasonably satisfactory to Sellers’ Representative, policies of insurance of the types and in the amounts set forth in Schedule 3.2(d). Such coverage shall name the Seller Indemnified Parties as additional insureds and contain a waiver on the part of the insurer (by subrogation or otherwise) of all rights against the Seller Indemnified Parties. Buyer shall provide evidence of such insurance to Sellers’ Representative prior to entering upon the Assets.

Section 3.3 Effect of Access Agreement. Effective as of the Execution Date, Bayswater E&P and Buyer hereby terminate the Access Agreement dated January 16, 2025, between such Parties.

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Section 3.4 Disclaimers.

(a) Except for the express representations and warranties of Sellers contained in this Agreement (or confirmed in Seller’s Certificate), the Agreement Regarding Employees and any other Transaction Document and the Special Warranty in the Assignment, Buyer and each Buyer AssetCo acknowledges and agrees that the Assets are being conveyed by Sellers to Buyer and the Buyer AssetCos without warranty of any kind, express, implied, statutory, common Law, or otherwise, and the Parties hereby expressly disclaim, waive, and release (and Buyer and Buyer AssetCos acknowledge they have not relied upon) any warranty of merchantability, condition, or safety and any warranty of fitness for a particular purpose, in each case whether express, implied, statutory, common Law, or otherwise; and, subject to the express representations and warranties of Sellers contained in this Agreement (or confirmed in Seller’s Certificate), the Agreement Regarding Employees and any other Transaction Document and the Special Warranty in the Assignment, Buyer and Buyer AssetCos accept the Assets, “as is, where is, with all faults, and without recourse.” Except for the express representations and warranties of Sellers contained in this Agreement (or confirmed in the Seller’s Certificate), the Agreement Regarding Employees and any other Transaction Document and the Special Warranty in the Assignment, all descriptions of the Wells, Facilities and Equipment, personal property, fixtures, structures, and other Assets heretofore or hereafter furnished to Buyer and Buyer AssetCos by or on behalf of Sellers have been and shall be furnished solely for Buyer’s and Buyer AssetCos’ convenience, and have not constituted and shall not constitute a representation or warranty of any kind by Sellers, and Buyer and each Buyer AssetCo acknowledges it has not relied upon any representation or warranty concerning the same. Except for the express representations and warranties of Sellers contained in this Agreement (or confirmed in Seller’s Certificate), the Agreement Regarding Employees and any other Transaction Document and the Special Warranty in the Assignment, each of Buyer and Buyer AssetCos expressly waives (and Buyer and each Buyer AssetCo acknowledges it has not relied upon) the warranty of fitness and the warranty against vices and defects, whether apparent or latent, imposed by any Law.

(b) Except for the express representations and warranties of Sellers contained in this Agreement (or confirmed in Seller’s Certificate), the Agreement Regarding Employees and any other Transaction Document and the Special Warranty in the Assignment, Sellers hereby expressly disclaim and negate (and each Buyer and Buyer AssetCos acknowledges it has not relied upon) any implied or express warranty at common Law, by statute, or otherwise relating to (1) the accuracy, completeness, or materiality of any of the Records or other information furnished with respect to this Agreement or the Transaction Documents; (2) the contents, character or nature of any report of any petroleum engineering consultant, or any engineering, geological or seismic data or interpretation relating to the Assets; (3) the existence or extent of reserves or the value of the Assets based thereon; (4) the condition or state of repair of any of the Assets; (5) the ability of the Properties to produce Hydrocarbons, including production rates, decline rates, and recompletion opportunities; (6) regulatory matters; (7) the present or future value of the anticipated income, costs, or profits, if any, to be derived from the Assets; (8) the environmental condition of the Assets; (9) any projections as to events that could or could not occur; or (10) the Tax attributes of any Assets. Any data, information, or other Records furnished by or on behalf of Sellers or any of their Affiliates, except as to any Schedule, are provided to Buyer and Buyer AssetCos as a convenience and each of Buyer’s and Buyer AssetCos’ reliance on or use of the same is at each of Buyer’s and Buyer AssetCos’ sole risk, and each of Buyer and Buyer AssetCos acknowledges it has not relied upon the same.

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(c) The disclaimers and denials of warranty in this Section 3.4 also extend to any express or implied representation or warranty as to the prices each of Buyer and each Buyer AssetCo and Sellers are or will be entitled to receive from production of Hydrocarbons or other substances from the Properties (and each of Buyer and each Buyer AssetCo acknowledges it has not relied upon the same), it being acknowledged, agreed, and expressly understood that all reserve, price, and value estimates upon which each of Buyer and Buyer AssetCos has relied or is relying have been derived by the individual and independent evaluation of each of Buyer and Buyer AssetCos. Buyer and each Buyer AssetCo also stipulates, acknowledges, and agrees that reserve reports are only estimates of projected future Hydrocarbon volumes, future finding costs, and future oil and/or gas sales prices, all of which factors are inherently impossible to predict accurately even with all available data and information.

(d) Except for the express representations and warranties of Sellers in Section 5.12, Sellers have not and will not make (and each of Buyer and Buyer AssetCos acknowledges it has not relied upon) any representation or warranty regarding any matter or circumstance relating to Environmental Laws, the release of hazardous materials into the environment, or the protection of human health, safety, natural resources, or the environment, or any other environmental condition of the Assets, and nothing in this Agreement, any other Transaction Document, or otherwise shall be construed as such a representation or warranty, and subject to the express representations and warranties of Sellers in Section 5.12 and Seller’s obligations pursuant to Article XIII of this Agreement, each of Buyer and Buyer AssetCos shall be deemed to be taking the Assets “as is” and “where is” with all faults for purposes of their environmental condition, and each of Buyer and Buyer AssetCos has made or caused to be made such environmental inspections or environmental assessments as each of Buyer and Buyer AssetCos deems appropriate.

(e) The Parties hereby acknowledge that, to the extent required by Law, the disclaimers contained in this Agreement are “conspicuous” for the purposes of such Law.

Article IV

Title AND ENVIRONMENTAL Matters

Section 4.1 No Title Representations or Warranties. Except for the express representations and warranties of Sellers contained in this Agreement (or confirmed in Seller’s Certificate) and the Special Warranty in the Assignment executed at Closing, no Seller makes any warranty or representation, express, implied, statutory, common law, or otherwise, with respect to such Seller’s title to any of the Assets, and each of Buyer and Buyer AssetCos hereby acknowledges and agrees that, except as set forth in Article XIII or as otherwise expressly set forth in this Agreement or any Transaction Document, its sole remedy for any defect of title is its rights to terminate this Agreement under Section 10.1.

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Section 4.2 Preferential Rights and Consents. No later than 5:00 p.m., Mountain Time, on the date that is three Business Days after the Execution Date, Sellers’ Representative shall (1) deliver notices to the applicable Persons holding Consents (other than Customary Post-Closing Consents) requesting that the holders of such Consents grant their consent to the Transaction, or (2) deliver notices to the applicable Persons required in connection with any applicable preferential rights to purchase any Assets that are triggered by the execution of this Agreement or the consummation of the Transaction, in the case of each of clauses (1) and (2), in accordance with the applicable agreements and contracts creating such Consents or preferential rights to purchase, as applicable. Sellers’ Representative shall use commercially reasonable efforts to obtain all Consents (other than Customary Post-Closing Consents) prior to Closing. Prior to Closing, if Buyer discovers other Assets affected by Consents (other than Customary Post-Closing Consents) or preferential rights to purchase, Buyer shall notify Sellers’ Representative as soon as practicable thereafter, and Sellers’ Representative shall use commercially reasonable efforts to obtain such Consents and/or to give the notices required in connection with such preferential rights to purchase prior to Closing. For the avoidance of doubt, “commercially reasonable efforts,” as used in this Section 4.2, shall not include the payment of consideration by any Seller or the assumption by any Seller of any other obligation, liability, or Loss.

(a) Consents. If a Required Consent has not been obtained as of Closing or any other Consent is denied in writing with respect to any Asset (a “Restricted Asset”), then (1) the Restricted Asset shall be excluded from the Assets at Closing, (2) the Base Purchase Price will not be adjusted, and (3) Sellers’ Representative shall use commercially reasonable efforts (and Buyer shall assist Sellers’ Representative as reasonably requested) to obtain the Consent of the third Persons required under this Agreement. With respect to any such Restricted Asset as to which the necessary approval or consent for the assignment or transfer to Buyer or any Buyer AssetCo is obtained or waived by the holder thereof following Closing, then promptly (but in no event later than 15 Business Days) after the date such approval or consent is obtained or waived (i) for no additional consideration, the Parties shall execute and deliver all documents and take all such actions with respect to such Restricted Asset required under Section 11.3, with any necessary conforming changes, (ii) such Restricted Assets shall be deemed to constitute Assets under this Agreement for all purposes and shall not constitute Excluded Assets, and (iii) the “Closing Date” with respect to such Restricted Assets shall be deemed to be the date such Assets were conveyed from Sellers to Buyer or the applicable Buyer AssetCo in accordance with this Section 4.2(a). Notwithstanding the foregoing obligations of any Seller under this Section 4.2(a), no Seller shall be required to renew or extend any Restricted Asset at the end of its primary term; provided, however, if such Seller elects to renew or extend any such Restricted Asset, such Seller shall deliver notice of that renewal or extension to Buyer and Buyer shall promptly reimburse such Seller for all costs (including brokerage costs) to renew or extend such Restricted Asset.

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(b) Treatment of Restricted Assets Prior to Obtaining Required Consents. Except as set forth in Section 4.2(c), with respect to any Restricted Asset, the Parties acknowledge that promptly following Closing and until the date the applicable Required Consent has been obtained or waived, each Party shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing, or subcontracting) to provide to Buyer and the applicable Buyer AssetCo the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of all Restricted Assets and all Assumed Liabilities to Buyer and the applicable Buyer AssetCo as of the Closing and the performance by Buyer or the applicable Buyer AssetCo of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Sellers, pay, perform, and discharge fully the liabilities and obligations of Sellers under and in respect of the applicable Restricted Asset from and after the Closing Date. To the extent permitted under applicable Law, each Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, all Restricted Assets and all income, proceeds, and other monies received by such Seller to the extent related to the Restricted Assets in connection with the arrangements under this Section 4.2(b). Each Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of the Restricted Assets. No Seller that holds title to any of the Restricted Assets shall take any unreasonable actions that shall cause the title to such Restricted Assets to revert until the applicable Required Consent is obtained or waived.

(c) Treatment of Identified Restricted Assets Prior to Obtaining Consent. With respect to those Assets described on Schedule 4.2(c) (such Assets, the “Identified Restricted Assets”), the Parties acknowledge that until the date the applicable Required Consent associated with such Identified Restricted Assets has been obtained or waived, Buyer will contract operate the Identified Restricted Assets under the terms of the Transition Services Agreement.

(d) Preferential Purchase Rights.

(1) If any preferential right to purchase any portion of the Assets is exercised and the sale to such preferential right holder closes prior to the Closing Date, then that portion of the Assets affected by such preferential right to purchase shall be excluded from the Assets at Closing and deemed to constitute an Excluded Asset, and the Base Purchase Price shall be adjusted downward by an amount equal to fair market value of such affected Assets.

(2) If (i) any preferential right to purchase any portion of the Assets is not exercised prior to the Closing Date, or if such right is exercised prior to the Closing Date but the closing of such sale will not happen prior to the Closing Date, then in each such case Sellers shall convey such Asset to Buyer or the applicable Buyer AssetCo at Closing without any adjustment to the Base Purchase Price and such Asset shall constitute a part of the Assets for all purposes hereunder; or (ii) a preferential right to purchase is not discovered prior to Closing and the affected Asset is conveyed to Buyer or the applicable Buyer AssetCo at Closing, and the preferential right to purchase is exercised after Closing, then in each such case Buyer or such Buyer AssetCo shall convey such affected Asset to the party exercising such right on the same terms and conditions under which Sellers conveyed such Asset to Buyer or the applicable Buyer AssetCo (with the purchase price being the fair market value for the affected Asset) as adjusted under Section 2.2 and such other adjustments as may be permitted to reflect any other post-Closing expenditures Buyer or any Buyer AssetCo has made with respect to such Asset, and Buyer or the applicable Buyer AssetCo shall retain all amounts paid by the party exercising such preferential right to purchase. Promptly following the Closing Date, Buyer shall prepare, execute, and deliver a form of purchase and sale agreement and conveyance of such Asset to such exercising party, such purchase and sale agreement and conveyance to be in form and substance as provided in this Agreement.

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(e) Creditworthiness. If the holder of any Consent (including the Required Consents and the holders of the Consents in those Applicable Contracts described on Schedule 7.3(e)) requires that the Buyer deliver proof of its creditworthiness for the approval of such Consent, or, with respect to the novation of those Applicable Contracts on Schedule 7.3(e), the approval of such novation, then Buyer shall deliver to such holder any reasonably requested credit information or other information concerning the business, operations, property, condition (financial or otherwise), prospects, or creditworthiness of Buyer.

Section 4.3 Tag-Along Notice. Buyer and each Buyer AssetCo acknowledges the existence of the “tag-along rights” conferred upon Incline Niobrara Partners, LP, Incline Energy, LLC, and Incline Operating, LLC (together, the “Incline Parties”) under Section 11.a. of that certain Letter Agreement, dated December 1, 2020, by and among the Incline Parties, Bayswater Resources, Bayswater Fund IV-A, Bayswater Fund IV-B, and Bayswater E&P (the “Letter Agreement”). The Parties hereby acknowledge that (a) Sellers’ Representative shall promptly notify the Incline Parties in writing of the disposition of Assets contemplated by this Agreement in accordance with the Letter Agreement under a notice reasonably acceptable to Buyer, (b) the Incline Parties may elect to sell their respective interests in the Assets that are covered by the Letter Agreement (collectively, the “Tag Interests”) in accordance with the Letter Agreement, and (c) if Closing shall occur under this Agreement, and the Incline Parties timely elect to sell their respective Tag Interests in accordance with the terms of the Letter Agreement, then Buyer shall purchase the Tag Interests on the same terms and conditions as provided in this Agreement with respect to such Tag Interests in accordance with the Letter Agreement. The Parties agree that the portion of the Base Purchase Price attributable to the Tag Interests is as set forth on Schedule 4.3.

Section 4.4 Waiver and Remedies. Buyer and each Buyer AssetCo waives for all purposes all objections, claims, and Losses associated with the environmental condition of the Assets, except for any rights pursuant to Article XIII of this Agreement or any other rights specifically enumerated in this Agreement or any Transaction Document, including those rights set forth in Article IX, Article X and Article XI of this Agreement.

Section 4.5 Physical Condition of the Assets.

(a) Buyer’s and Buyer AssetCos’ Acknowledgement of Use of the Assets. Each of Buyer and Buyer AssetCos acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and possibly for the storage and disposal of Hydrocarbons, produced water, Hazardous Substances, or other substances related to standard oil field operations. Physical changes in, on, or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain previously plugged and abandoned wells, buried pipelines, buried pits, treating, dehydration, water treating and water transportation equipment, storage tanks, and other equipment, whether or not of a similar nature, the locations of which may not now be known by Sellers or be readily apparent by a physical inspection of the Assets.

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(b) Asbestos, NORM or TE-NORM, and other Hazardous Substances. Each of Buyer and Buyer AssetCos acknowledges that some equipment located on the Assets may contain asbestos, NORM or TE-NORM, and/or Hazardous Substances. In this regard, each of Buyer and Buyer AssetCos expressly understands that NORM or TE-NORM may affix or attach itself to the inside of wells (including the Wells), materials, pipes, facilities, and equipment as scale or in other forms, and that wells (including the Wells), materials, pipes, facilities, and equipment located on the Assets may contain NORM or TE-NORM; and NORM or TE-NORM-containing material and other wastes or Hazardous Substances may have been buried, come in contact with the soil, or otherwise been disposed of on or under the Assets. Each of Buyer and Buyer AssetCos also expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM or TE-NORM, and/or Hazardous Substances from the Assets where any may be found.

Article V

Sellers’ Representations and Warranties

Each Seller, severally and not jointly, makes the following representations and warranties on behalf of itself and no other Seller:

Section 5.1 Organization, Existence, and Qualification. Such Seller is duly organized, validly existing and in good standing under the laws of its state of formation and is qualified to conduct business in each state in which its ownership of assets or operations requires such qualification.

Section 5.2 Authorization, Approval, and Enforceability. Such Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery, and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the Transaction have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement and the Agreement Regarding Employees has been (and all other Transaction Documents to which such Seller is a party and all other documents required under this Agreement to be executed and delivered by such Seller at Closing will be) duly executed and delivered by such Seller, and this Agreement and the Agreement Regarding Employees constitutes, and at Closing the other Transaction Documents to which such Seller is or will be a party will constitute, the legal, valid, and binding obligations of such Seller, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, and other Laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

Section 5.3 No Conflicts. Except for (i) the Consents and approvals and waivers from third Persons contemplated in Section 4.2, and (ii) all Customary Post-Closing Consents, the execution, delivery, and performance of this Agreement by such Seller will not (a) violate any provision of such Seller’s governing documents, (b) create a lien or encumbrance (other than a Permitted Encumbrance) on the Assets or trigger an outstanding security interest in or right to buy any of the Assets that will remain in existence after Closing, (c) violate or be in conflict with any agreement or instrument to which such Seller is a party and which affects the Assets, or (d) violate or be in conflict with any judgment, decree, or order applicable to such Seller as a party in interest or any Law applicable to such Seller or any of the Assets, in each case, except for any matters as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

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Section 5.4 Liability for Brokers’ Fees. Such Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which either Buyer or Buyer AssetCos shall have any responsibility whatsoever.

Section 5.5 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or, to any Seller’s Knowledge, threatened against such Seller.

Section 5.6 Litigation. Except as set forth on Schedule 5.6, there are no material actions, suits, proceedings, claims, or investigations by any person, entity, administrative agency, or Governmental Authority pending or, to such Seller’s Knowledge, threatened in writing, against such Seller and affecting the Assets.

Section 5.7 Preferential Rights to Purchase and Required Consents. Schedule 5.7 describes (a) the preferential rights to purchase affecting the Assets, and (b) the Required Consents, in each case of clauses (a) and (b), that are required with respect to, or are applicable to, the transfer of the Assets in connection with the Transaction.

Section 5.8 Material Contracts.

(a) Except for (x) the Leases, (w) any Surface Agreement, (y) any joint operating agreements, unit agreements, pooling agreements, or pooling orders or (z) any instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets, Exhibit A-5 sets forth all Applicable Contracts of the type described below (the “Material Contracts”):

(1) any Applicable Contract that can reasonably be expected to involve payments or proceeds in excess of $250,000.00 during the current year or any subsequent fiscal year (including any such agreements for the sale, gathering, processing, exchange, storage, or transportation of production, or otherwise relating to the marketing of production from the Assets of such Seller);

(2) other than office equipment leased in the ordinary course of such Seller’s businesses, any agreement to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets, respectively, from and after the Effective Time, but excluding rights of reassignment upon intent to abandon an Asset and excluding sales, in the ordinary course of such Seller’s businesses, of any Hydrocarbons or obsolete inventory and equipment;

(3) any Applicable Contract that contains a non-competition agreement or restriction or any agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which such Seller or any of its Affiliates conducts business, including any area of mutual interest agreements;

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(4) any Applicable Contract containing a take-or-pay, advance payment, or prepayment provision;

(5) any Applicable Contract between such Seller, on the one hand, and any Affiliate of such Seller or any other Seller or any Affiliate of such other Seller, on the other hand;

(6) any agreements for the sale, exchange, gathering, marketing, processing and/or transportation of Hydrocarbons with a term exceeding 30 days;

(7) any agreement whereby the sole purpose of such agreement is for such Seller to provide indemnification with respect to the Assets;

(8) any agreement pursuant to which any Seller has granted any Person a right of first refusal, a preemptive right of purchase, or other option to acquire any Asset;

(9) any agreement containing any minimum drilling commitments, minimum volume commitments, or acreage or volume dedications;

(10) any agreement or contract securing indebtedness for borrowed money that will be binding on Buyer, Buyer AssetCo, or the Assets after Closing; and

(11) any agreement that constitutes a material modification in respect of any of the foregoing.

(b) Such Seller is not in, and such Seller has not received, a written notice of a material breach or material default of the terms of the Material Contracts; and to such Seller’s Knowledge, no other Person who is a party to any Material Contract is in material breach or material default of any of the terms of the Material Contracts. To such Seller’s Knowledge, no event has occurred, which after notice or lapse of time or both, would constitute a material default by such Seller to any Material Contract.

(c) Each Seller has made, and, prior to the Closing Date, will continue to make, available to Buyer for inspection a true, correct and complete copy of each Material Contract (including all amendments and modifications thereto).

(d) Except with respect to the breach of any maintenance of uniform interest clauses, such Seller is not in, and such Seller has not received, a written notice of a material breach or material default of the terms of any Applicable Contract that is a joint operating agreement; and to such Seller’s Knowledge, no other Person who is a party to any such joint operating is in material breach or material default of any of the terms of such joint operating agreement. To such Seller’s Knowledge, no event has occurred, which after notice or lapse of time or both, would constitute a material default by such Seller to any Applicable Contract that is a joint operating agreement.

Section 5.9 Compliance with Laws; Permits. Except as disclosed on Schedule 5.9:

(a) such Seller’s Seller-Operated Properties and the operation by such Seller of the Seller-Operated Properties are in compliance in all material respects with the provisions and requirements of all Laws (excluding Environmental Laws, which are addressed exclusively in Section 5.12 and Article IV, and Taxes, which are addressed exclusively in Section 5.15) of all Governmental Authorities having jurisdiction with respect to the Seller-Operated Properties or the ownership, operation, development, maintenance, or use thereof, and such Seller has not received a written notice of any breach or noncompliance with respect to such provisions and requirements of all such Laws;

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(b) (1) such Seller has all material Permits required to own and, with respect to such Seller’s Seller-Operated Properties, to operate, such Seller’s Seller-Operated Properties; (2) all such material Permits are in full force and effect and there are no material uncured violations of such Permits; and (3) no Seller has received written notice from a Governmental Authority of any uncured material violation under any such Permit; and

(c) such Seller maintains any and all insurance required by Law, including any Permits.

Section 5.10 Imbalance Volumes. Except as set forth on Schedule 5.10, there are no Imbalance Volumes attributable to the Assets as of the date set forth on Schedule 5.10.

Section 5.11 Suspense Funds. Except as described in Schedule 5.11, and as of the date set forth on such Schedule, neither such Seller nor such Seller’s Affiliates holds (in escrow or otherwise) any Suspense Funds.

Section 5.12 Environmental Matters. Except as described in Schedule 5.12:

(a) Such Seller’s Seller-Operated Properties and the operation by such Seller of the Seller-Operated Properties, and to such Seller’s Knowledge any other Property, are in compliance in all material respects with the provisions and requirements of all Environmental Laws, including holding and complying in all material respects with all Permits required under applicable Environmental Laws for the conduct of such Seller’s business at the Seller-Operated Properties and, to such Seller’s Knowledge at any other Property (“Environmental Permits”) and, to such Seller’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to result in early termination, cancellation, suspension, revocation or material adverse modification of any such Environmental Permits.

(b) In the last three years, and except for such matters that have been resolved, there has been no Release of Hazardous Substances by such Seller, and to such Seller’s Knowledge by any other Person, at the Seller-Operated Properties in violation of Environmental Laws or that would reasonably be expected to require further investigation or material remediation pursuant to Environmental Laws.

(c) To Seller’s Knowledge, there are no facts, conditions or circumstances related to environmental matters concerning the Properties that could result in material Liabilities pursuant to Environmental Laws.

(d) With regard to the Seller-Operated Properties, or to Seller’s Knowledge any other Property, in the last three years, and except for such matters that have been resolved, such Seller has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws or Losses pursuant to Environmental Laws and Seller is not aware of any facts, conditions or circumstances that would reasonably be expected to give rise to such a notice, report or other information.

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(e) Such Seller has not entered into any agreements, consents, orders, decrees, judgments, or other directives of or with any Governmental Authorities based on any prior violations of Environmental Laws that relate to the future use of any of the Properties and that require any action to bring such Property into compliance with Environmental Laws.

(f) Such Seller has made available true, correct and complete copies of all material and final, or the most recent draft if no final version has been issued, environmental reports, inspections, investigations, studies, audits, tests, reviews or other analysis, evaluations, assessments, sample results, and all material correspondence or other material documentation related to compliance with Environmental Laws or Losses under Environmental Laws, in each case as relates to the Properties.

(g) The representations and warranties set forth in this Section 5.12 are the sole and exclusive representations and warranties regarding Environmental Laws, Hazardous Substances and other environmental matters.

Section 5.13 Burdens. Except as set forth in Schedule 5.13 or for such items that are being held in suspense (including the Suspense Funds), such Seller has properly and timely paid in all material respects all Burdens due by such Seller with respect to the Properties and such Seller has received no written notice from any Third Party alleging nonpayment of any such Burden due by such Seller with respect to the Properties.

Section 5.14 Seller Bonds. Schedule 5.14 sets forth all of the Seller Bonds as of the Execution Date.

Section 5.15 Tax Matters. Except as set forth in Schedule 5.15:

(a) all material Asset Taxes that are or have become due (including all Oil and Gas Property Taxes assessed for the 2023 tax year, payable in 2024 but based on 2022 production) have been timely and properly paid in full except for Asset Taxes that are being contested in good faith by appropriate proceedings identified on Schedule 5.15;

(b) there are no liens on any of the Assets attributable to unpaid Taxes except for Permitted Encumbrances;

(c) all material Tax Returns required to be filed by such Seller with respect to Asset Taxes have been timely and properly filed and are correct and complete in all material respects;

(d) no Asset is subject to any Tax partnership agreement or provisions, or is otherwise treated, or required to be treated, as held in an arrangement, requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute;

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(e) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes or the filing of any Tax Return related to Asset Taxes;

(f) there are no audits or administrative or judicial proceedings by any Governmental Authority pending or in progress relating to or in connection with any Asset Taxes, and such Seller has not received written notice of any pending or threatened claim from any Governmental Authority for assessment of any Asset Taxes which remains outstanding; and

(g) no written claim has been made by any Governmental Authority in a jurisdiction in which such Seller does not file a Tax Return with respect to Asset Taxes that such Seller is or may be subject to taxation or required to file Tax Returns with respect to Asset Taxes in that jurisdiction.

Section 5.16 Capital Projects.

(a) As of the Execution Date, Schedule 5.16, Part I is a list and description of all Wells or other capital projects in progress and associated costs or estimates thereof to the extent such costs or estimates as of the Execution Date exceed $250,000 per Well or project, net to such Seller’s interest (the “Capital Projects”).

(b) As of the Execution Date, and except for any Assets listed on Schedule 5.16, Part I, Schedule 5.16, Part II is a list and description of all other authorizations for expenditures or other current commitments relating to the Assets to drill or rework wells, build gathering systems, or for other capital expenditures (“AFEs”) that, in each case, are outstanding as of the Execution Date and will be binding upon Buyer, Buyer AssetCos, or the Properties after the Effective Time, other than any AFEs outstanding as of the Execution Date that do not exceed $250,000, net to such Seller’s interest.

(c) Each Party acknowledges and agrees that the amounts shown on Schedule 5.16 with respect to all Capital Projects and AFEs are estimates.

Section 5.17 Non-Consenting Wells. As of the Execution Date, Schedule 5.17 sets forth each Well in which such Seller has elected (or is deemed to have elected) to be a nonconsenting party.

Section 5.18 Payout Balances. As of the Execution Date, Schedule 5.18 sets forth the status of any payout balance, as of the dates shown on Schedule 5.18, for each Seller-Operated Property that is a horizontal Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

Section 5.19 Securities Act Representations. Each Seller is an “accredited investor” (as defined in Rule 501(a) of Regulation D of the Securities Act) and is aware that the issuance of the Equity Consideration is being made in reliance on a private placement exemption from registration under the Securities Act. Each Seller is acquiring the Equity Consideration for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling the Equity Consideration in violation of the Securities Act. Each Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Consideration and is capable of bearing the economic risks of such investment. Each Seller has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision regarding the Equity Consideration. Each Seller has been advised that the Equity Consideration has not been registered under the Securities Act, or any non-U.S. securities, state securities or “blue sky” Laws, and therefore cannot be resold unless registered under such laws or unless an exemption from registration thereunder is available.

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Section 5.20 Plugging and Abandonment. Except as disclosed in Schedule 5.20, with regard to the Seller-Operated Properties, and, to such Seller’s Knowledge, with regard to any Assets operated by Third Parties:

(a) there are no Wells that the operator of such Well currently is obligated by applicable Law to plug and abandon;

(b) there are no Wells in which such Seller has an interest that are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the applicable Lease or Fee Mineral Interest;

(c) there is no Well subject to penalties on allowables after the Effective Time on account of overproduction; and

(d) there are no Wells in which such Seller has an interest that have been plugged and abandoned but have not been plugged in accordance, in all material respects, with all applicable requirements of each Governmental Authority having jurisdiction over the Assets.

Section 5.21 Condemnation. There is no actual or, to such Seller’s Knowledge, threatened, taking (whether permanent, temporary, whole, or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 5.22 Leases; Surface Agreements. Except as set forth in Schedule 5.13, such Seller is not in material breach or default under any Lease or Surface Agreement and such Seller has not received any written notice of breach or default under any Lease or Surface Agreement, which breach or default has not been fully cured or otherwise fully resolved. To Seller’s Knowledge, there are no conditions or circumstances that reasonably could be expected to lead to claims by lessors of termination or cancellation of Leases or Surface Agreements.

Section 5.23 Wells and Equipment. Except as set forth on Schedule 5.23, with respect to the Seller-Operated Properties, and, to such Seller’s Knowledge, with respect to any Assets operated by Third Parties, (a) all Wells and Facilities and Equipment that are part of the Assets are in a state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and (b) the Wells do not contain junk, fish, or other mechanical obstructions that have materially impeded or interfered with production, recompletions, or stimulations. No portion of the Disposal System is located on any land not covered by a Surface Agreement, Lease or Fee Mineral Interest.

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Section 5.24 Disclosures and Schedules.

(a) Effect of Disclosures. The mere inclusion of an item on a Schedule shall not be deemed an admission (1) that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a Material Adverse Effect; (2) that such item is otherwise in any way material to Sellers or the Assets and/or the operation of the Assets; or (3) of liability under any applicable Law, to Buyer, any Buyer AssetCo, or to any third party, but, in each case, rather is intended only to qualify the representations, warranties and covenants in this Agreement and to set forth other information required by the Agreement. The disclosure of any item, matter or document on a Schedule shall not imply any representation, warranty or undertaking not expressly given in this Agreement nor shall such disclosure be taken as extending the scope of any of the representations and warranties set forth in this Agreement. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules, and neither the specification of any dollar amount in any warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Party shall use the specification of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement or the transactions contemplated hereby. The information set forth on the Schedules or Exhibits shall not be used as the sole basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Party shall use the specification or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter described or not described herein or included or not included in the Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(b) Effect of Schedules. All Section headings in the Schedules correspond to the Sections of this Agreement and are included for reference only; provided, however, that information provided in any Section of the Schedules shall constitute disclosure for purposes of each Section of this Agreement where such information is relevant.

(c) Schedule Update.

(1) With respect to the representations and warranties of each Seller contained in this Agreement, such Seller may, by written notice to Buyer and Buyer AssetCos, supplement or modify the Schedules at any time no later than two Business Days prior to the Closing Date to reflect any matters that arise from circumstances first occurring after the Execution Date and that would have been required to be disclosed on one or more Schedules if such matter was in existence on the Execution Date; provided, that each Seller’s ability to update Schedules does not include any matters that arose as a result of any breach of any Seller’s obligations or covenants set forth in Article VII; provided, further, that any update provided by any Seller pursuant to this Section 5.24(c) shall be disregarded for purposes of determining whether a Closing condition set forth in Section 9.2 has been satisfied.

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(2) For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 9.2 have been satisfied, all matters disclosed pursuant to any such update shall be disregarded, and the Schedules to this Agreement shall be deemed to include only that information contained therein on the Execution Date; provided, that if Closing shall occur, (i) if the matters disclosed in any such update(s), individually or in the aggregate, cause Buyer’s conditions to Closing set forth in this Agreement to not be satisfied, but Buyer nonetheless agrees to proceed with the Closing, then the matters disclosed pursuant to any such update(s) which caused Buyer’s conditions to Closing set forth in this Agreement not to be satisfied shall be waived, and Buyer shall not be entitled to make any claim with respect thereto pursuant to the terms of this Agreement, or (ii) if the matters disclosed in any such update(s), individually or in the aggregate, do not cause Buyer’s conditions to Closing set forth in this Agreement to not be satisfied and any such matter occurred prior to the Execution Date, Buyer shall be entitled to make any claim with respect thereto pursuant to the terms of this Agreement, including with respect to indemnification under Section 13.2(a).

Article VI

Buyer’s and Buyer AssetCos’ Representations

Buyer and Buyer AssetCos’, jointly and severally, make the following representations and warranties:

Section 6.1 Organization, Existence, and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Prairie OpCo is a limited liability company duly registered, validly existing and in good standing under the Laws of the State of Delaware. Prairie LeaseCo is a limited liability company duly registered, validly existing and in good standing under the Laws of the State of Delaware. Prairie DisposalCo is a limited liability company duly registered, validly existing and in good standing under the Laws of the State of Delaware. Prairie GathererCo is a limited liability company duly registered, validly existing and in good standing under the Laws of the State of Delaware. Each of Buyer and Buyer AssetCo is qualified to conduct business in Colorado and each other jurisdiction where failure to be so qualified could materially adversely affect its properties or assets, the consummation of the Transaction, or the Assets following the consummation of the Transaction.

Section 6.2 Authorization, Approval, and Enforceability. Buyer and each Buyer AssetCo has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery, and performance by Buyer and each Buyer AssetCo of this Agreement and the other Transaction Documents to which it is a party and the Transaction have been duly and validly authorized by all necessary action on the part of Buyer or such Buyer AssetCo, as applicable. This Agreement and the Agreement Regarding Employees has been (and all other Transaction Documents to which Buyer or any Buyer AssetCo is a party and all other documents required under this Agreement to be executed and delivered by each Buyer and Buyer AssetCo at Closing will be) duly executed and delivered by Buyer and such Buyer AssetCo, and this Agreement and the Agreement Regarding Employees constitutes, and at Closing the other Transaction Documents to which Buyer or such Buyer AssetCo is or will be a party and such other documents will constitute, the legal, valid, and binding obligations of Buyer and each Buyer AssetCo, as applicable, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, and other Laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

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Section 6.3 No Conflicts. The execution, delivery and performance of this Agreement by Buyer and each Buyer AssetCo will not (a) violate any provision of Buyer’s or any Buyer AssetCo’s, as applicable, governing documents, (b) violate or be in conflict with any provision of any agreement or instrument to which Buyer or any Buyer AssetCo is a party, (c) violate or be in conflict with any judgment, decree, or order applicable to Buyer or any Buyer AssetCo as a party in interest or any Law applicable to Buyer or such Buyer AssetCo, or (d) create a lien or encumbrance (other than a Permitted Encumbrance) on Buyer’s or any Buyer AssetCo’s assets or trigger an outstanding security interest in or right to buy any of Buyer’s or any Buyer AssetCo’s assets, in each case, except for any matters as would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s or any Buyer AssetCo’s ability to consummate the Transaction and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party, or that individually or in the aggregate, have or would reasonably be expected to result in a Material Adverse Effect. As of Closing, Buyer and each Buyer AssetCo, as applicable, meets the requirements of applicable Law to hold any Leases issued by any Governmental Authorities and to become operator of the Assets. There are no consents or other restrictions on assignment, including requirements for consents from third Persons to any assignment, in each case, that Buyer or any Buyer AssetCo is required to obtain in connection with the Transaction by Buyer or any Buyer AssetCo.

Section 6.4 Liability for Brokers’ Fees. Neither Buyer nor any Buyer AssetCo has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which any Seller shall have any responsibility whatsoever.

Section 6.5 Litigation. There are no actions, suits, proceedings, claims, or investigations by any person, entity, administrative agency, or Governmental Authority pending or, to Buyer’s Knowledge, threatened in writing against Buyer or any Buyer AssetCo before any Governmental Authority that are reasonably likely to (i) have a Material Adverse Effect on the Buyer or any Buyer AssetCo or (ii) adversely affect Buyer’s or any Buyer AssetCo’s ability to (a) consummate the Transaction or (b) assume the Assumed Liabilities.

Section 6.6 Securities Laws, Access to Data and Information. Buyer and each Buyer AssetCo acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act, and certain applicable state securities or “blue sky” Laws and that resale thereof is or may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s or any Buyer AssetCo’s own account for the purpose of investment and not with a view to resale, distribution, or granting a participation therein in violation of any securities Laws. Buyer and each Buyer AssetCo is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D of the Securities Act, and is familiar with the Assets and is a knowledgeable, experienced, and sophisticated investor in the oil and gas business. Buyer and each Buyer AssetCo understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer and each Buyer AssetCo has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Assets.

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Section 6.7 Debt and Equity Commitments. Buyer has delivered to Sellers’ Representative true and complete copies of the executed commitment letter, dated as of the date hereof, among Buyer and the financial institution party thereto (including all exhibits, schedules, and annexes thereto) (as may be amended or modified in accordance with the terms hereof, the “Commitment Letter”), under which the financial institutions party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) for the purposes of funding the Transaction contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of the Buyer. As of the date hereof, the Commitment Letter is in full force and effect and constitutes the legal, valid, and binding obligation of Buyer and each of the other parties thereto. Prior to the date hereof, the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect (and no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect. As of the date hereof, Buyer is not in breach of any of the terms or conditions set forth in the Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach by Buyer or failure by Buyer to satisfy a condition precedent set forth therein. As of the date hereof, Buyer has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Commitment Letter. There are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds of the Debt Financing except as stated in the Commitment Letter. The aggregate proceeds contemplated by the Commitment Letter, together with available cash on hand of Buyer, shall be sufficient to enable Buyer to pay the Cash Consideration and consummate the Transaction contemplated by this Agreement.

Section 6.8 Buyer SEC Documents; Financial Statements. Buyer has filed or furnished with the U.S. Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents (including exhibits) required to be filed or furnished by it under the Exchange Act or the Securities Act since the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (all such documents collectively, the “Buyer SEC Documents”). The Buyer SEC Documents at the time filed with or furnished to the SEC (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The consolidated financial statements of Buyer, and the related notes thereto, included in the Buyer SEC Documents at the time filed or furnished to the SEC (i) were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (ii) fairly presented (subject, in the case of unaudited statements, to normal, recurring and year-end audit adjustments and the absence of footnote disclosure) in all material respects the consolidated financial position of the business of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. The pro forma financial information and the related notes thereto included in the Buyer SEC Documents have been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

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Section 6.9 Capitalization. The authorized capital stock of Buyer is as set forth in the Buyer SEC Documents. As of the Execution Date, (a) 26,248,199 shares of Buyer common stock were issued and outstanding, (b) 5,981.7 shares of preferred stock of Buyer were issued and outstanding, and (c) 5,627,028 shares of common stock were authorized and available for issuance under the existing equity incentive plans described in the Buyer SEC Documents (the “Equity Compensation Plans”). All the outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Buyer SEC Documents and with respect to this Agreement and any equity securities issued by Buyer in connection with financing the Transaction, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in Buyer or any of its subsidiaries, nor any Contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of Buyer, any such convertible or exchangeable securities or any such rights, warrants or options, except for awards granted from time to time under the Equity Compensation Plans; the capital stock of Buyer conforms in all material respects to the description thereof contained in the Buyer SEC Documents; and all the outstanding shares of capital stock or other equity interests of each of Buyer’s subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by Buyer, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except for liens, charges, encumbrances, security interests, restrictions on voting or transfer or other claims disclosed in the Buyer SEC Documents.

Section 6.10 The Equity Consideration. The Equity Consideration to be issued by Buyer hereunder has been duly authorized and, when issued and delivered as contemplated by Section 2.1(c), will be duly and validly issued, fully paid, and nonassessable. The Equity Consideration will conform to the descriptions thereof in the Buyer SEC Documents as filed on or prior to the Execution Date. The issuance of the Equity Consideration is not, and will not be, subject to any preemptive or similar rights.

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Section 6.11 No Material Change. Since the date Buyer’s most recent quarterly report, (a) there has not been any change in the capital stock or other equity interest (other than the issuance of shares of common stock upon exercise of options described as outstanding in, and grants, exercises, forfeitures, withholdings and similar ordinary course changes relating to awards under the Equity Compensation Plans), pursuant to the conversion of Series D preferred stock, or the Standby Equity Purchase Agreement, all as previously disclosed in the Buyer’s SEC Documents)change in short-term debt or long-term indebtedness for borrowed money of the Buyer, any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Buyer on any class of capital stock, or any Material Adverse Effect, or any development involving a prospective Material Adverse Effect, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Buyer and its subsidiaries taken as a whole; (b) none of the Buyer or any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business), other than any agreement contemplated by the Transaction, that is material to the Buyer and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Buyer and its subsidiaries taken as a whole; and (c) neither the Buyer nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Buyer and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or Governmental Authority, except in each case of the foregoing clauses (a), (b), and (c), as otherwise disclosed in the Buyer SEC Documents (and in the case of clause (c), as filed on or prior to the Execution Date).

Section 6.12 Buyer’s Evaluation. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges and agrees that no Seller makes representations or warranties, express, implied, statutory, or otherwise, or written or oral, as to Assets, the accuracy or completeness of the Background Materials or any other information relating to the Assets furnished or to be furnished to Buyer or its Representatives by or on behalf of the Sellers, including any estimate of the value of the Assets or reserves or any projections as to future events.

Article VII

Pre-Closing Covenants

Section 7.1 Covenants and Agreements of Sellers.

(a) Operations Prior to Closing. Except (x) as consented to in writing by Buyer or provided for in this Agreement and (y) as necessary to respond to or address any emergency health and safety measures, from the Execution Date to Closing, each Seller will (i) operate its Assets in a good and workmanlike manner reasonably consistent with past practices and in compliance in all material respects with applicable Laws and the terms of the Leases and the Applicable Contracts, and (ii) maintain all books and records of such Seller consistent with past practices and in accordance with generally accepted accounting principles. Subject to Section 7.1(b), from the Execution Date to the Closing Date, each Seller will pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with operation of its Assets, and each Seller will notify Buyer of any ongoing activities and major capital expenditures in excess of $250,000 per activity (net to Sellers’ interest) conducted on the Assets; provided, however, except as prohibited under Section 7.1(b), each Seller may make any election it desires with respect to such expenditures without the prior consent of Buyer.

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(b) Negative Covenants on Operations. Except for (y) those matters set forth in the Interim Period Operating Plan or (z) unless a Seller obtains the prior written consent of Buyer to act otherwise, which consent may not be unreasonably withheld, delayed, or conditioned, such Seller will use good faith efforts within the constraints of the applicable operating agreements and other Applicable Contracts not to:

(1) except for (y) Capital Projects and AFEs as described on Part I or Part II of Schedule 5.16, all of which are deemed to be approved, or (z) other than with respect to any Seller-Operated Properties, elections to participate or not participate in the drilling, completing, testing, equipping, plugging and abandoning, or any other operation typically proposed under an industry-standard joint or unit operating agreement, all of which each Seller may make in its sole and exclusive discretion, approve any operations on the Assets anticipated to cost the owner of the Assets more than $250,000 per operation or activity, net to such Seller’s interest (excepting emergency operations required under presently existing contractual obligations and operations necessary to avoid material monetary penalty or forfeiture provisions of any Applicable Contract or order of any Governmental Authority, all of which will be deemed to be approved, provided such Seller promptly notifies Buyer of any emergency operation or operation necessary to avoid monetary penalty or forfeiture excepted in this Agreement);

(2) convey, dispose of, or otherwise encumber all or any material part of the Assets (other than replacement of equipment, other asset retirement obligations, or sale of Hydrocarbons in the regular course of business);

(3) let lapse any of Sellers’ insurance now in force with respect to the Assets;

(4) modify or terminate any Material Contract, Surface Agreement or Lease or enter into any contract which would constitute a Material Contract, Surface Agreement, or Lease (other than any Leases entered into under Section 7.1(c)) if such contract was entered into as of the Execution Date; or

(5) waive, release, assign, settle, or compromise any claim, action, or proceeding relating to the Assets, other than waivers, releases, assignments, settlements, or compromises that involve only the payment of monetary damages not in excess of $250,000 individually or in the aggregate (excluding amounts to be paid under insurance policies).

(c) Ongoing Leasing Activity. Buyer and each Buyer AssetCo acknowledges that Sellers have an ongoing lease acquisition program and intend, at and after the Execution Date, to acquire additional leases, each of which will be deemed Leases under this Agreement. Sellers may acquire any such Leases without the prior consent of Buyer, and the lease acquisition costs (including lease bonuses, brokers’ fees, and other similar or related costs) associated therewith are Property Expenses; provided, however, Sellers’ Representative must obtain Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed, to acquire any such Leases if Sellers’ Representative believes, acting reasonably, that the lease acquisition costs associated with such Leases will exceed $250,000.

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(d) Financing Cooperation. Prior to the Closing Date, the Sellers shall, and shall cause their subsidiaries to, and shall use commercially reasonable efforts to cause their and their respective officers, employees, advisors and other representatives and affiliates to, use commercially reasonable efforts to provide, at the Buyer’s sole cost and expense, such assistance and cooperation as the Buyer may reasonably request in connection with obtaining the Debt Financing on the terms and conditions described in or contemplated by the Commitment Letter or any registered or unregistered equity financing (the “Equity Financing”), including by using such commercially reasonable efforts in furtherance of the following (in each case, subject to applicable confidentiality obligations): (1) as promptly as reasonably practicable, furnishing the Buyer, its affiliates and the actual and prospective Financing Sources with information in Sellers’ reasonable control and reasonably requested by the Buyer or the Financing Sources and required in connection with the Commitment Letter, (2) cooperating with the Financing Sources’ reasonable due diligence investigation and evaluation of the Assets, (3) facilitating the releases of liens on or over the Assets on or after the Closing, (4) providing financial information, lease operating statements, and any applicable reserve report or reserve information and other similar information relating to the Assets in Sellers’ reasonable control and reasonably requested by the Buyer and all reasonably requested updates thereto, (5) providing information in Sellers’ reasonable control and reasonably requested by the Buyer for their preparation of materials for bank information memoranda, offering memoranda, prospectuses and documents, marketing materials and similar documents required in connection with any Debt Financing or equity financing (including customary authorization letters required in connection therewith) (each of the foregoing, an “Offering Document”), provided that Sellers shall not be required to assume any liability with respect to the content of any Offering Document, (6) requesting the independent auditors and reserve engineer of the Sellers to provide reasonable assistance to the Buyer, consistent with their professional practice, including by participating in due diligence sessions (if reasonably requested by Buyer), to provide their consent to use of their audit reports or reserve reports, as applicable, relating to the Assets (if applicable) on customary terms and to deliver (x) in the case of all financial information related to the Assets reasonably requested to be included in any offering document, customary “comfort” letters (including “negative assurance” comfort and change period comfort) and (y) in the case of a reserve report (and any update thereto) a customary reserve engineer letter, as applicable, covering items reasonably requested by Buyer in any Offering Document; and (7) with respect to financial information and data in respect of the Assets, assisting Buyer with the preparation of pro forma financial information and pro forma financial statements of the Buyer and its Subsidiaries to the extent required by SEC rules and regulations or necessary or reasonably requested by the Buyer or the Financing Sources, it being agreed that the Sellers will not be required to actually prepare any such pro forma financial information or pro forma financial statements or provide any information or assistance relating to (A) the proposed debt and equity capitalization or any assumed interest rates, dividends (if any) and fees and expenses relating to such debt or equity capitalization, (B) any post-closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or any equity offering or (C) any financial information related to Buyer or any of its Subsidiaries, and shall not be required to assume any liability with respect to the content of such financial statements or information.

Section 7.2 Covenants and Agreements of Buyer and each Buyer AssetCo.

(a) Replacement Bonding.

(1) Bonding. Buyer and each Buyer AssetCo acknowledges that none of the Seller Bonds are transferable to Buyer or any Buyer AssetCo under this Agreement. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or the applicable Buyer AssetCo, such surety instruments, bonds, letters of credit, or guarantees, to the extent such instruments are necessary to permit, as of Closing, (i) the release or return of the Seller Bonds, and (ii) Buyer or an applicable Buyer AssetCo to be named as operator of any Seller-Operated Properties.

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(2) Delivery of Evidence of Bonds. At or prior to Closing, Buyer shall deliver to Sellers’ Representative evidence of the posting of surety instruments, bonds, letters of credit, or guarantees with the applicable Governmental Authority meeting the requirements of such Governmental Authority to own and operate the Assets or evidence that such bonds, letters of credit, or guarantees that Buyer has previously posted with such Governmental Authorities are adequate to secure the release of the Seller Bonds.

(b) Debt and Equity Financing. Buyer shall use its reasonable best efforts to cause the financing contemplated by the Commitment Letter, subject to the terms and conditions set forth therein, to be available at the Closing; provided, however, that if funds in the amounts set forth in the Commitment Letter become unavailable to Buyer on the terms and conditions set forth therein, Buyer shall use its reasonable best efforts to obtain the funds necessary to consummate the Transaction on substantially similar terms and conditions as set forth in the Commitment Letter.

Section 7.3 Covenants and Agreements of the Parties.

(a) Confidentiality. Effective upon Closing, the Mutual Confidentiality Agreement, dated December 27, 2024, by and between Buyer and Bayswater Management Company LP (the “Confidentiality Agreement”) will be automatically deemed terminated. Notwithstanding anything to the contrary in the Confidentiality Agreement, and only to the extent reasonably required by such Sections, until Closing (1) any Seller may disclose the existence of this Agreement and the identity of the Buyer to comply with Section 4.2, and (2) the Parties may disclose the existence of this Agreement and the identities of the Parties to comply with Section 7.3(e). Effective as of Closing, and for a period of two years following the Closing Date, and except as required by Law or rule (including a rule of any stock exchange), each Party and each of their Affiliates, and its and their Representatives shall hold in strict confidence the terms of this Agreement.

(b) Injunctive Relief. The Parties agree that each Party will not have an adequate remedy at Law if the other Party violates any of the terms of Section 7.3(a). In such event, each Party will have the right, in addition to any other right it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Section 7.3(a), and/or to seek specific performance of such terms.

(c) Communication Between the Parties. If prior to Closing a Party obtains Knowledge that the other Party is in breach of any of its covenants, representations, or warranties under this Agreement, such Party shall promptly inform the other Party of such breach and the Party alleged to be in breach may attempt to remedy or cure such breach prior to Closing.

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(d) Employees and Non-Solicitation.

(1) Except as provided in the Agreement Regarding Employees and as set forth in Section 7.3(d)(2), for a period beginning on the Execution Date and ending on the date that is 12 months after the Closing Date, Buyer and each Buyer AssetCo shall not, and shall cause their Affiliates and its and their Representatives to not, directly or indirectly, in any capacity and either separately, jointly or in association with others, solicit, induce, or attempt to induce, on behalf of Buyer, any Buyer AssetCo, or any other Person, any individual who is an employee or contractor of any Seller or its Affiliates as of the Execution Date or Closing Date (a “Seller Employee”) to leave their employment or terminate their engagement with any Seller or its Affiliates. Notwithstanding the foregoing restrictions in this Section 7.3(d), Buyer, each Buyer AssetCo, and their Affiliates and its and their Representatives shall not be precluded from (i) soliciting or hiring Seller Employees six months after the later of (x) the date of termination of their employment or engagement with Seller or its Affiliates, as applicable, and (y) the last date on which such Seller Employee receives severance or other termination payments from any Seller or its Affiliates, as applicable, or (ii) conducting general solicitations for employment or other services contained in a newspaper, other periodical, or on the internet.

(2) Prior to the Closing Date, and pursuant to the Agreement Regarding Employees, Sellers shall make available to Buyer certain Seller Employees associated with the Assets and Buyer shall make offers of employment to such Seller Employees as Buyer requires to operate the Assets. Buyer and Sellers shall work together in good faith to negotiate any transition services agreements or employee-related agreements as necessary.

(e) Midstream Agreements. As to each of the Applicable Contracts described on Schedule 7.3(e) (the “Midstream Agreements”), from the Execution Date until Closing, Sellers and Buyer shall, and each Seller shall cause its Affiliates to, use their commercially reasonable efforts to obtain any Consents to assignment required under the Midstream Agreements. In connection with such efforts, the Parties hereby acknowledge that for the purposes of Buyer’s obligations under this Section 7.3(e), “commercially reasonable efforts” shall include Buyer agreeing to post with respect to the Midstream Agreements any reasonable credit support reasonably requested in writing to be posted by the counterparties to the Midstream Agreements.

Section 7.4 Casualty Losses. Prior to Closing, if a portion of the Assets is damaged or destroyed by fire, vandalism, theft, or other casualty, which in each case is beyond the reasonable control of Seller, or is taken in condemnation or under right of eminent domain (“Casualty Loss”), the Parties shall nevertheless proceed to Closing; provided that, if and only to the extent that the resulting Losses from such Casualty Losses exceed $500,000 in the aggregate, net to the interest of Sellers, the Base Purchase Price shall be reduced under Section 2.2(c)(5) by the cost to replace or repair such Asset as reasonably estimated by Sellers up to the fair market value thereof (the net reduction being the “Net Casualty Loss”), subject to clause (a) of the immediately-succeeding sentence. Sellers, at their sole option, may elect to (a) cure such Casualty Loss by replacing (at Sellers’ expense and without charge therefor under Section 2.2) any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility; if Sellers elect to so cure the Casualty Loss, Buyer shall purchase the affected Asset at Closing without any reduction to the Base Purchase Price, (b) subject to Buyer’s consent, assign the affected Assets to Buyer at Closing without any reduction to the Base Purchase Price and indemnify Buyer with respect to such Casualty Loss, or (c) subject to Buyer’s consent, assign the affected Assets to Buyer at Closing without any reduction to the Base Purchase Price and pay to Buyer all insurance or indemnification proceeds recovered in connection with such Casualty Loss. Without limiting clause (c) of the preceding sentence, Sellers shall retain all rights to insurance, condemnation awards, and other claims against third Persons with respect to the Casualty Loss except to the extent the Parties otherwise agree in writing.

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Section 7.5 Other Regulatory Matters. (a) Sellers, Buyer, and each Buyer AssetCo shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to make, in a timely manner, all required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Authorities as required to consummate the Transaction, (b) each Party shall, to the extent permitted under applicable Law, reasonably cooperate with and use commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations, and (c) Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the Transaction, regardless of whether Buyer, any Buyer AssetCo, any Seller, or any Affiliate of any of them is required to make the payment.

Section 7.6 Millennial Assets. Buyer and each Buyer AssetCo acknowledges that, as of the Execution Date, one or more Sellers are currently discussing with Millennial a potential transaction (such potential transaction, the “Millennial Transaction”) whereby one or more of the Sellers would acquire those assets and properties described on Schedule 7.6 – Part 1 (such assets and properties, the “Millennial Assets”) from Millennial. At Closing, the following will occur with respect to the Millennial Assets:

(a) If closing of the Millennial Transaction occurs on or before Closing, then the Millennial Assets will be (1) included in the Assignment and (2) be deemed to be Assets for all purposes of this Agreement and there will be no adjustment to the Base Purchase Price under Section 2.2(c)(7).

(b) If closing of the Millennial Transaction does not occur on or before Closing, then (1) the Base Purchase Price will be reduced at Closing under Section 2.2(c)(7) by the amount set forth on Schedule 7.6 – Part 2 (such amount, the “Millennial Purchase Price”), (2) the Millennial Assets will be deemed Excluded Assets, (3) Buyer and Sellers’ Representative shall enter into an escrow agreement, in form and substance reasonably acceptable, with the Escrow Agent (the “Escrow Agreement”), and (4) Buyer shall deposit the Millennial Purchase Price with the Escrow Agent to be held in escrow pursuant to the Escrow Agreement. At and after Closing the Parties will proceed as follows:

(1) If, after Closing but on or before 45 days after Closing (such date, the “Millennial Deadline”), the applicable Sellers close the Millennial Transaction, then the Parties will promptly (but in any event within five Business Days) proceed to a closing of the Millennial Assets. At such closing, (i) the applicable Sellers will deliver the Millennial Assets to Buyer or the applicable Buyer AssetCo, as of the Effective Time, using a form of assignment substantially similar to the Assignment, and (ii) Buyer and Sellers’ Representative will execute joint written instructions pursuant to the Escrow Agreement directing the Escrow Agent to release the Millennial Purchase Price to the Sellers’ Representative. Further, effective as of such closing, (A) the Millennial Assets will be deemed to be Assets for all purposes of this Agreement, (B) the Base Purchase Price will be deemed to include the Millennial Purchase Price, (C) there will be no adjustment to the Base Purchase Price under Section 2.2(c)(7), and (D) any adjustments to the Base Purchase Price on account of the Millennial Assets being included as part of the Assets will be included as part of the Final Settlement Statement.

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(2) If the applicable Sellers do not close the Millennial Transaction by the Millennial Deadline, then (i) the Millennial Assets will remain Excluded Assets, and (ii) Buyer and Sellers’ Representative will execute joint written instructions pursuant to the Escrow Agreement directing the Escrow Agent to release the Millennial Purchase Price to Buyer.

Article VIII

Tax Matters

Section 8.1 Apportionment of Asset Taxes.

(a) Property Taxes.

(1) Due to the fact that the assessed value for Oil and Gas Property Taxes is based on the value of production for the period prior to the period of assessment, Oil and Gas Property Taxes shall be apportioned between the Parties in accordance with the relative ownership period during which the underlying production of Hydrocarbons occurred upon which such applicable Oil and Gas Property Taxes is based with liability for such Taxes allocated to Sellers for Oil and Gas Property Taxes relating to pre-Effective Time production of Hydrocarbons and to Buyer for Oil and Gas Property Taxes relating to post-Effective Time production of Hydrocarbons. For example, all Oil and Gas Property Taxes assessed for the 2023 tax year, payable in 2024 but based on 2022 production, and all Oil and Gas Property Taxes assessed for the 2024 tax year, payable in 2025 but based on 2023 production, shall be allocated entirely to Sellers, and Oil and Gas Property Taxes assessed for the 2025 tax year, payable in 2026 but based on 2024 production, shall be allocated between Sellers and Buyer in accordance with their proportionate ownership periods during 2024 before and after the Effective Time.

(2) Liability for Other Property Taxes or other Asset Taxes (other than Oil and Gas Property Taxes) imposed on a periodic basis shall be allocated to Sellers for all periods (and portions thereof) ending prior to the Effective Time and to Buyer for all periods (and portions thereof) beginning at or after the Effective Time as described further in this Section 8.1(a)(2). Other Property Taxes or other Asset Taxes (other than Oil and Gas Property Taxes) imposed on a periodic basis with respect to any tax period that includes, but does not end at, the Effective Time, shall be allocated between the portion of such Tax period ending prior to the Effective Time and the portion of such Tax period beginning at or after the Effective Time by prorating each such Property Tax based on the number of days in the applicable Tax period that occur before the day on which the Effective Time occurs, on the one hand (which shall be Sellers’ responsibility), and the number of days in such Tax period that occur on and after the day on which the Effective Time occurs, on the other hand (which shall be Buyer’s responsibility).

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(b) Severance Taxes. Liability for Severance Taxes or other Asset Taxes that are attributable to the severance or production of Hydrocarbons (including Oil and Gas Property Taxes as further described in Section 8.1(a)(1)) shall be allocated based on severance or production occurring before the Effective Time (which shall be Sellers’ responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility). Liability for Severance Taxes or other Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than Asset Taxes described in the immediately preceding sentence) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Sellers’ responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility).

Section 8.2 True-up for Certain Asset Taxes.

(a) To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Base Purchase Price is to be made under Section 2.2, (1) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (2) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to another Party to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 8.1.

(b) No later than 10 days prior to the due date for payment of the 2025 Oil and Gas Property Taxes, Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver (1) the Asset Tax Adjustment to the applicable Governmental Authority to be applied against any 2025 Oil and Gas Property Tax then due; and (2) any interest earned on the Asset Tax Adjustment to Buyer. If the Escrow Agent is unable (or unwilling) to make such wire transfer or is otherwise unable to pay the applicable Governmental Authority directly, then Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the Asset Tax Adjustment (plus any interest earned on the Asset Tax Adjustment) to Buyer, and Buyer will promptly (but in any event no later than two Business Days after receipt) pay the Asset Tax Adjustment to the applicable Governmental Authority to be applied against payment of any 2025 Oil and Gas Property Tax. If either Sellers’ Representative or Buyer has reason to believe, based on reasonable, publicly available evidence, that the other Party intends to dissolve or otherwise windup prior to the payment of the 2025 Oil and Gas Property Tax, such Party will send written notice to the other Party referencing its concern and including supporting documentation and, within two Business Days of receipt of such written notice, Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the Asset Tax Adjustment (plus any interest earned on the Asset Tax Adjustment) to the notifying Party and such Party shall pay the Asset Tax Adjustment to the applicable Governmental Authority to be applied against payment of any 2025 Oil and Gas Property Tax.

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Section 8.3 Tax Payments and Tax Returns. Except as required by applicable Laws, (a) Sellers shall be responsible for timely remitting all (1) Asset Taxes due prior to the Closing Date (including all Oil and Gas Property Taxes assessed for the 2023 tax year, payable in 2024 but based on 2022 production), and (2) all 2024 Oil and Gas Property Taxes, in each case, to the applicable Governmental Authority, (b) Buyer shall be (1) except for any 2024 Oil and Gas Property Taxes, responsible for timely remitting all Asset Taxes due on or after the Closing Date with respect to periods beginning prior to the Closing Date (subject, in each case, to Buyer’s right to reimbursement by Sellers under Section 8.2) to the applicable Governmental Authority and (2) refunding any amounts withheld from any Person that are in excess of the amounts actually due from such Person with respect to such Asset Taxes, (c) Sellers shall prepare and timely file any Tax Return for Asset Taxes required to be paid by Sellers pursuant to clause (a) above and (d) Buyer shall prepare and timely file any Tax Return for Asset Taxes required to be paid by Buyer pursuant to clause (b) above. Each Party shall prepare all such Tax Returns described in this Section 8.3 on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Each Party shall provide the other Party with a copy of any Tax Return required to be filed by such Party pursuant to this Section 8.3 for such other Party’s review at least 10 days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Tax period, if such Tax Return is required to be filed less than 10 days after the close of such Tax period), and the filing Party shall consider in good faith all reasonable comments of the other Party provided to such filing Party at least five Business Days in advance of the due date for the filing of such Tax Return. The Parties agree that (y) this Section 8.3 is intended to solely address the timing and manner in which certain Asset Tax Returns are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Authority, and (z) nothing in this Section 8.3 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (other than any penalties, interest, or additions to tax attributable to any Party’s breach of its obligations under this Section 8.3 which shall be borne by the breaching Party).

Section 8.4 Refunds. Buyer shall be entitled to all rights to any refunds of Asset Taxes allocable to Buyer under Section 8.1 regardless of when received. Sellers shall be entitled to all rights to any refunds of Asset Taxes allocable to Sellers under Section 8.1, regardless of when received. If a Party or its Affiliate receives a refund to which another Party is entitled under this Section 8.4, such receiving Party shall forward to the other Party the amount of such refund within 30 days after such refund is received, net of any reasonable costs or expenses (including Taxes) incurred by such receiving Party in procuring such refund.

Section 8.5 Income Taxes. Sellers shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on each Seller, their direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Base Purchase Price under Section 2.2.

Section 8.6 Transfer Taxes. All Transfer Taxes shall be borne and paid by Buyer. All Tax Returns with respect to Transfer Taxes shall be timely filed by the Party responsible for such filing under applicable Law. If required by applicable Law, Sellers shall, in accordance with applicable Law, calculate and remit any sales or similar Taxes that are required to be paid as a result of the transfer of the Assets to Buyer, and Buyer shall promptly reimburse Sellers therefor. The Parties shall cooperate with one another in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to such Transfer Taxes).

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Section 8.7 Allocations for Federal Income Tax Purposes. Buyer, Buyer AssetCos, and Sellers acknowledge that, under Section 1060 of the Code, Buyer, each Buyer AssetCo (other than any Buyer AssetCo that is disregarded from Buyer for federal Income Tax purposes), and each Seller must report information regarding the allocation of the Final Purchase Price and any other amounts treated as consideration for federal Income Tax purposes (collectively, the “Allocation Amount”) to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal Income Tax returns for the Tax period that includes the Closing Date. Within 60 days following the Final Settlement Date, Sellers’ Representative shall provide to Buyer (i) the allocation of the Allocation Amount among the Sellers, and (ii) the allocation of each Seller’s respective portion of the Allocation Amount, among each class of assets provided for in Treasury Regulations Section 1.338-6 in accordance with Section 1060 of the Code, and the regulations thereunder (collectively, the “Allocation Schedule”). Buyer shall provide Sellers’ Representative with any comments to the draft Allocation Schedule within 30 days after the date of receipt by Buyer. If Buyer does not deliver to Sellers’ Representative any written notice of objection to the Allocation Schedule within such 30-day period, the Allocation Schedule shall be deemed to have been agreed upon and shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered by Buyer to Sellers’ Representative, Buyer and Sellers’ Representative will use commercially reasonable efforts to resolve their differences and agree on an Allocation Schedule. Any such agreed upon Allocation Schedule shall be final, conclusive and binding on the Parties. If the Parties are able to agree to agree upon an Allocation Schedule (a) any subsequent adjustments to the Allocation Amount for U.S. federal income Tax purposes shall be allocated in a manner consistent with the Allocation Schedule as finally determined hereunder, (b) the Parties shall each prepare their respective Forms 8594 with respect to the Transaction in a manner consistent with the final Allocation Schedule, as revised to take into account subsequent adjustments to the Allocation Amount for U.S. federal income Tax purposes, and (c) the Parties shall not take any Income Tax position (whether in audits, on Tax Returns, or otherwise) that is inconsistent with the final Allocation Schedule, as revised to take into account subsequent adjustments to the Allocation Amount for U.S. federal income Tax purposes, unless required to do so by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such Allocation Schedule. If Buyer and Sellers’ Representative are unable to reach an agreement on the Allocation Schedule within 30 days after the later of Buyer’s receipt of Seller’s draft Allocation Schedule and Seller’s receipt of any written notice of objection timely submitted by Buyer, then each Party shall be entitled to adopt its own position regarding the Allocation Schedule.

Section 8.8 Post-Closing Tax Matters. After Closing, Buyer, Buyer AssetCos, and Sellers shall:

(a) reasonably cooperate and assist the other (1) in preparing any Tax Returns regarding any Tax relating to the Assets, or the Transaction, and (2) in qualifying for any exemption or reduction in Tax that may be available;

(b) reasonably cooperate in preparing for any audits, examinations, or other Tax proceedings by, or disputes with, taxing authorities regarding any Tax relating to the Assets or the Transaction;

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(c) make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Assets or the Transaction;

(d) provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable Law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy;

(e) allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed; and

(f) retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any Governmental Authority.

Article IX

Conditions Precedent to Closing

Section 9.1 Sellers’ Conditions Precedent. The obligations of Sellers at Closing are subject to the satisfaction or waiver by Sellers at or prior to Closing of the following conditions precedent:

(a) (1) All Non-Fundamental Representations of Buyer and Buyer AssetCos contained in this Agreement are and shall be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or material adverse effect) at and as of the Execution Date and at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate has not materially impaired or would not reasonably be expected to materially impair the ability of Buyer or any Buyer AssetCo to consummate the Transaction and perform its obligations under this Agreement, (2) all Fundamental Representations of Buyer and Buyer AssetCos contained in this Agreement are and shall be true and correct in all respects at and as of the Execution Date and at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing, (3) Buyer and each Buyer AssetCo shall have performed and satisfied all covenants and agreements required by this Agreement and the Agreement Regarding Employees to be performed and satisfied by Buyer or any Buyer AssetCo at or prior to Closing in all material respects, and (4) Buyer shall have delivered the Buyer’s Certificate to Sellers confirming the foregoing;

(b) other than an order affecting only a portion of the Assets that is treated as a Casualty Loss, no order shall have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;

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(c) Sellers’ receipt of satisfactory assignments and novations of the Applicable Contracts set forth on Schedule 9.1(c);

(d) Buyer’s closing of the Debt Financing; and

(e) Buyer and each Buyer AssetCo shall be ready, willing, and able to perform each of the actions and deliver those deliverables specified in Section 11.3 as required to be delivered by or on behalf of Buyer or such Buyer AssetCo at Closing.

Section 9.2 Buyer’s Conditions Precedent. The obligations of Buyer at Closing are subject to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a) (1) All Non-Fundamental Representations of Sellers contained in this Agreement are and shall be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or material adverse effect) at and as of the Execution Date and at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate either (x) has not materially impaired or would not reasonably be expected to materially impair the ability of Sellers to consummate the Transaction and perform its obligations under this Agreement or (y) has not or would not reasonably be expected to result in a Material Adverse Effect, (2) all Fundamental Representations of Sellers contained in this Agreement are and shall be true and correct in all respects at and as of the Execution Date and at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing, (3) Sellers shall have performed and satisfied all covenants and agreements required by this Agreement and the Agreement Regarding Employees to be performed and satisfied by Sellers at or prior to Closing in all material respects, and (4) each Seller shall have delivered the Seller’s Certificates to Buyer confirming the foregoing;

(b) other than an order affecting only a portion of the Assets that is treated as a Casualty Loss, no order shall have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;

(c) Buyer’s closing of the Debt Financing; and

(d) each Seller shall be ready, willing, and able to perform each of the actions and deliver those deliverables specified in Section 11.3 as required to be delivered by or on behalf of such Seller at Closing.

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Article X

Right of Termination

Section 10.1 Termination. This Agreement may be terminated prior to Closing as follows:

(a) by mutual written consent of Sellers’ Representative and Buyer;

(b) by Sellers’ Representative, if, through no fault of Sellers, the Closing does not occur on or before 5:00 p.m., Mountain Time on the Outside Date;

(c) by Buyer, if, through no fault of Buyer or any Buyer AssetCo, the Closing does not occur on or before 5:00 p.m., Mountain Time on the Outside Date;

(d) by Sellers’ Representative, at or after the Scheduled Closing Date, if the conditions set forth in Section 9.1 are not satisfied or are not capable of satisfaction at such time through no fault of Sellers and are not waived by Sellers’ Representative;

(e) by Buyer, at or after the Scheduled Closing Date, if the conditions set forth in Section 9.2 are not satisfied or are not capable of satisfaction at such time through no fault of Buyer or any Buyer AssetCo and are not waived by Buyer;

(f) by either Sellers’ Representative or Buyer, if the other Party materially breaches its covenants, obligations, or agreements as set forth in this Agreement and such material breach is not remedied within five days’ notice from the non-breaching Party; or

(g) as set forth in Section 10.2(c);

provided, however, that without limiting the Parties’ rights under Section 10.1(a), no Party will be entitled to terminate this Agreement under Sections 10.1(b), 10.1(c), 10.1(d), 10.1(e), 10.1(f), or 10.1(g), as applicable, if such Party (or any of its affiliated entities which are also a party hereto) is in breach of this Agreement and such breach results (or would result, if Closing were then scheduled to occur) in a failure of a condition set forth in Section 9.1 or Section 9.2, as applicable. Any termination under Sections 10.1(a) through 10.1(g) is effective upon the non-terminating Party’s receipt of the terminating Party’s written notice of termination.

Section 10.2 Remedies.

(a) If this Agreement is terminated under Section 10.1, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 3.2(b) (Access to the Assets – Indemnity), 7.3(a) (Confidentiality), 7.3(b) (Injunctive Relief), this 10.2 (Remedies), and Article XIV (Miscellaneous), and such parts of Annex I (Definitions) as are necessary to give effect to the foregoing, all of which shall continue in full force and effect in accordance with their terms. If Buyer or Sellers terminate this Agreement under Section 10.1, neither Buyer, any Buyer AssetCo, nor Sellers shall have any liability to any other Party for termination of this Agreement; provided, however, that (1) if the Closing does not occur by the Outside Date or (2) if this Agreement is terminated by Sellers under Sections 10.1(a), 10.1(d), or 10.1(f) prior to the Outside Date, then, in each case, Buyer shall promptly reimburse Sellers’ Representative up to $250,000.00 for any costs or expenses incurred by Sellers or their Affiliates to prepare carveout financial statements regarding the Properties for purposes of effectuating the Transaction or any potential securities filing that may be required in connection with the Transaction.

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(b) If, on or before the Target Closing Date, Buyer has the right to terminate this Agreement pursuant to Section 10.1(e) or 10.1(f), in either case as a result of Sellers’ willful and intentional breach of this Agreement, then Buyer shall be entitled to, in lieu of terminating this Agreement, specific performance of this Agreement as Buyer’s sole and exclusive remedy therefore. THE PARTIES HEREBY ACKNOWLEDGE THAT BUYER WOULD SUFFER IRREPARABLE DAMAGE IN THE EVENT OF SELLERS’ WILLFUL AND INTENTIONAL BREACH OF THIS AGREEMENT AND THE EXTENT OF DAMAGES TO BUYER OCCASIONED BY THE FAILURE OF THE TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN. Except as set forth in Section 7.3(b), after the Target Closing Date, Buyer will not have any right to seek (or be entitled to) specific performance, and Buyer’s sole and exclusive rights to terminate this Agreement are as set forth in Section 10.1 and remedies for any termination of this Agreement is as set forth in Section 10.2(a).

(c) If Closing does not occur on or before the Target Closing Date, then Sellers’ Representative and Buyer will work in good faith to amend this Agreement to reflect a new Base Purchase Price as determined by the Parties. As part of those good faith efforts, Sellers’ Representative and Buyer may use and evaluate any factors, market conditions, business objectives, or other considerations to determine whether such Parties will or will not enter into a written agreement to amend this Agreement. If the Parties are not able to agree to a revised Base Purchase Price by 5:00 pm, Mountain Time, on the date that is three Business Days prior to the Outside Date, then either Party may terminate this Agreement.

Article XI

Closing

Section 11.1 Date of Closing. The closing of the Transaction (“Closing”) shall be held on the latter to occur of (a) February 15, 2025 (the “Target Closing Date”), or (b) if the conditions set forth in Section 9.1 or Section 9.2 have not been satisfied as of the Target Closing Date, then the date that is two Business Days after the date upon which such conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) (as applicable, the “Scheduled Closing Date”). The date Closing actually occurs is called the “Closing Date.”

Section 11.2 Time and Place of Closing. The Closing shall be held at the offices of Davis Graham & Stubbs LLP in Denver, Colorado, or at such other time and place as Buyer and Sellers’ Representative may agree in writing.

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Section 11.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Sellers and Buyer (or the applicable Buyer AssetCo) shall execute, acknowledge and deliver to each other instruments in the form of the Assignment, Bill of Sale and Conveyance attached as Exhibit B (the “Assignment”) in multiple counterparts for each county in which the Assets are located, and any applicable counterpart forms of any Governmental Authorities, conveying the Assets to Buyer (or the applicable Buyer AssetCo) as of the Effective Time, with only the Special Warranty, in such number of counterparts as reasonably requested by each Party.

(b) Buyer and Sellers shall execute and deliver the Preliminary Settlement Statement delivered under Section 2.4.

(c) Buyer shall (1) deliver the Cash Consideration (minus the aggregate of (i) the Millennial Purchase Price, if required under Section 7.6(b), and (ii) the Asset Tax Adjustment) to the account at a bank designated by Sellers by wire transfer of immediately available funds, or by such other method as reasonably requested by Sellers, and (2) deposit with the Escrow Agent the aggregate of (i) the Millennial Purchase Price, if required under Section 7.6(b), and (ii) the Asset Tax Adjustment.

(d) Buyer shall issue to the Sellers’ Representative the Equity Consideration.

(e) Buyer shall deliver to Sellers the Officer’s Certificate dated as of the Closing Date, in substantially the form attached as Exhibit C (the “Buyer’s Certificate”).

(f) Each Seller shall deliver to Buyer the Officer’s Certificate dated as of the Closing Date, in substantially the form attached as Exhibit D (the “Seller’s Certificates”).

(g) Each Seller (or with regard to any Seller that is a disregarded entity for U.S. federal Income Tax purposes, the sole-regarded owner of such Seller) shall execute and deliver to Buyer a Certificate of Non-Foreign Status in substantially the form attached as Exhibit E.

(h) Bayswater E&P and Buyer shall execute and deliver to each other a Transition Services Agreement, in substantially the form attached as Exhibit F.

(i) Buyer and Sellers’ Representative shall execute and deliver a Registration Rights Agreement, in substantially the form attached as Exhibit G.

(j) Sellers and Buyer shall execute and deliver to each other a Cooperative Development Agreement, in substantially the form attached as Exhibit H.

(k) Sellers and Buyer shall execute and deliver to each other a Saltwater Disposal Agreement, in substantially the form attached as Exhibit I.

(l) Sellers and Buyer shall execute and deliver to each other an Assignment and Assumption Agreement, in substantially the form attached as Exhibit J.

(m) Sellers’ Representative, Buyer, and the Escrow Agent shall execute and deliver to each other the Escrow Agreement if required under Section 7.6(b).

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(n) Buyer shall provide evidence that it has provided replacement instruments as required under Section 7.2(a).

(o) Sellers shall deliver releases of those security instruments burdening the Assets that secure indebtedness for borrowed monies by any Seller, in each case in form and substance reasonably acceptable to Buyer.

(p) Buyer, Buyer AssetCos, and Sellers shall execute and deliver to each other all required change of operator and similar notices required by Laws of any Governmental Authorities.

(q) Sellers, Buyer, and Buyer AssetCos shall take such other actions and deliver such other documents as are contemplated by this Agreement or as are reasonably requested by the other Party in order to consummate the Transaction.

Article XII

Post-Closing Covenants

Section 12.1 Records. Sellers shall make the electronic Records (as such electronic Records exist in their native format as of the Execution Date) available to Buyer as soon as is reasonably practical, but no later than 45 Business Days (or such later time as may be necessary in the reasonable discretion of Sellers) after the Closing. If Buyer requests in writing physical copies of the Records that are in Sellers’ or their Affiliates’ possession, (a) Sellers will (and shall cause their Affiliates to) provide physical copies of such Records to Buyer within 30 Business Days following such request, and (b) Buyer shall pay all costs incurred by Sellers and Sellers’ Affiliates in retrieving and transferring such Records. Sellers may retain copies of the Records and shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer shall maintain the Records in compliance with all applicable Laws governing document retention. Buyer will not destroy or otherwise dispose of Records after Closing unless Buyer first gives Sellers reasonable notice and an opportunity to copy the Records to be destroyed. Buyer acknowledges and agrees that Sellers will provide the Records as they are currently maintained by Sellers and Sellers shall not have any obligation to manipulate electronic data or otherwise convert or supply to Buyer the Records in a format not currently maintained by Sellers as of the Execution Date. In addition, upon reasonable notice provided to Buyer, Sellers shall be entitled to access the Records, as necessary, for the purposes of complying with their obligations with respect to the Excluded Assets and any other matter for which Sellers must indemnify Buyer.

Section 12.2 Name Changes. As promptly as practicable, but, in any case, within 30 days after the Closing, Buyer shall, at its sole cost and expense, eliminate the name “Bayswater” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Sellers or any of their Affiliates.

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Section 12.3 Improper or Unintended Transfers. If, following Closing, any Party determines that there was inadvertently transferred to Buyer or any Buyer AssetCo one or more assets (including Applicable Contracts) that are not Assets under this Agreement, such Party shall promptly notify the other Party thereof, and such assets shall be transferred and conveyed by Buyer or the applicable Buyer AssetCo to Sellers as promptly as practicable thereafter. As promptly as practicable, but, in any case, within 30 days after the Closing, Buyer shall, at its sole cost and expense, remove any property included in the Assets that is physically on an Excluded Asset.

Section 12.4 Change of Operator. As promptly as practicable after Closing, Sellers’ Representative shall file all change of operator forms executed at Closing with the applicable Governmental Authorities. Buyer and each Buyer AssetCo shall use its best efforts to ensure that such change of operator forms are approved promptly after Closing.

Section 12.5 Further Assurances. From time to time after Closing, Sellers, Buyer, and Buyer AssetCos shall each execute, acknowledge, and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

Section 12.6 Acknowledgment of Suspense Funds. With respect to the Suspense Funds, (a) Buyer and each Buyer AssetCo acknowledges that the Suspense Funds change on a day-by-day basis, and such Suspense Funds may increase or decrease on a day-to-day basis, (b) any Base Purchase Price adjustment under Section 2.2(c)(4) as determined in the Preliminary Settlement Statement will likely be different than any Base Purchase Price adjustment under Section 2.2(c)(4) as determined as part of the Final Purchase Price due to the day-to-day change of any Suspense Funds, and (c) the Suspense Funds may have associated penalties and interest associated with such Suspense Funds, and the Suspense Funds and any penalties and interest associated with such Suspense Funds are an Assumed Liabilities.

Section 12.7 Covenant Not To Compete. For a period commencing on the Closing Date and ending 18 months following the Closing Date, no Seller shall acquire any oil and gas leases within the lands described on Schedule 12.7.

Section 12.8 Seller Cooperation. From and after the Execution Date, Sellers will provide Buyer with such assistance, support and information as Buyer and any of its representatives reasonably request in writing in connection with Buyer’s preparation of any SEC filings related to this Agreement, the Transaction, and the financing of the Transaction, including any pro forma financial or operational data and information.

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Article XIII

Assumption; Indemnification

Section 13.1 Buyer’s and Buyer AssetCos’ Assumed Liabilities. Effective as of Closing, Buyer and Buyer AssetCos, jointly and severally, hereby assume and agree to pay, perform, fulfill, and discharge all of Sellers’ obligations, duties, liabilities and other Losses with respect to, arising from, based upon, or attributable to the Assets, regardless of whether such obligations, duties, liabilities and other Losses arose prior to, on, or after the Effective Time (the “Assumed Liabilities”), including (a) the Assumed Environmental Liabilities, (b) the administration and payment of the Suspense Funds or the payment of any interest or penalties associated with such Suspense Funds, (c) those applicable to or related to the ownership, development, exploration, operation, and maintenance of the Assets and the production, transportation, processing, and marketing of Hydrocarbons from the Assets, including the payment of Property Expenses, whether imposed under or required by Applicable Contracts, the Leases, applicable Law, or otherwise, (d) the administration and payment of Burdens on the Assets, (e) the Plugging and Abandonment Obligations, (f) Losses relating to or arising from any contamination or condition arising out of or attributable to any offsite disposal, removal, arrangement, or transportation of Hazardous Substances from the Assets, (g) the performance and discharge of all obligations, covenants, and agreements arising from or relating to the Leases and Applicable Contracts or other agreements included within the Assets, and (h) the make-up and balancing obligations for gas from the Wells, including any Imbalance Volumes; provided, however, the Assumed Liabilities shall not include, and Buyer and Buyer AssetCos do not assume to the extent and for the periods Sellers are obligated under this Agreement to indemnify any Buyer Indemnified Party under Section 13.2(a), any Losses that Sellers are obligated under this Agreement to indemnify any Buyer Indemnified Party. By assuming any liabilities or obligations in this Section 13.1, the Parties do not intend to admit, and are not deemed to have admitted, any liability to any third Person. Buyer’s and Buyer AssetCos’ assumption of the Assumed Liabilities shall not affect the Parties’ agreement with respect to adjustments to the Base Purchase Price under Section 2.2.

Section 13.2 Indemnification.

(a) Seller’s Indemnification of Buyer and Buyer AssetCos. From and after the Closing, subject to the limitations set forth in this Agreement, each Seller shall severally, but not jointly, defend, indemnify, save, and hold harmless the Buyer Indemnified Parties from and against all Losses to the extent caused by, arising out of, or resulting from:

(1) the Specified Liabilities;

(2) any Property Expense for which an upward adjustment was made to the Base Purchase Price pursuant to Section 2.2(b)(3) that was borne but not paid by Sellers or any of their Affiliates;

(3) any matter for which Sellers have agreed to indemnify Buyer and Buyer AssetCos under this Agreement, under any Transaction Document, or in the Agreement Regarding Employees;

(4) any breach of representations or warranties made by such Seller in this Agreement, under any Transaction Document, or in the Agreement Regarding Employees; and

(5) any breach of any covenants or agreements of such Seller under this Agreement, under any Transaction Document, or in the Agreement Regarding Employees.

(b) Buyer’s and Buyer AssetCos’ Indemnification of Seller. From and after the Closing, Buyer and each Buyer AssetCo, jointly and severally, shall defend, indemnify, save, and hold harmless the Seller Indemnified Parties from and against all Losses to the extent caused by, arising out of, or resulting from:

(1) the Assumed Liabilities;

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(2) Buyer Taxes;

(3) any matter for which Buyer or any Buyer AssetCo has agreed to indemnify such Seller under this Agreement, under any Transaction Document, or in the Agreement Regarding Employees;

(4) any breach of representations or warranties made by Buyer or any Buyer AssetCo in this Agreement, under any Transaction Document, or in the Agreement Regarding Employees; and

(5) any breach of any covenants or agreements of Buyer or any Buyer AssetCo under this Agreement, under any Transaction Document, or in the Agreement Regarding Employees.

The indemnification obligations described in Section 13.2(a) or this Section 13.2(b) apply to the Losses described in such provisions EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE OTHER PARTY OR ANY INDEMNIFIED PARTIES.

(c) Release. The Buyer Indemnified Parties shall be deemed to have released the Seller Indemnified Parties at the Closing from any Losses for which Buyer or any Buyer AssetCo has agreed to indemnify Sellers under this Agreement, and the Seller Indemnified Parties shall be deemed to have released the Buyer Indemnified Parties at Closing from any Losses for which Sellers have agreed to indemnify Buyer or any Buyer AssetCo under this Agreement.

Section 13.3 Limitation on Sellers’ Indemnity Obligations. With respect to all claims for indemnification made by the Buyer Indemnified Parties, the following limitations shall apply:

(a) Threshold. If the Loss that is the subject of a Direct Claim or a Third-Party Claim for indemnification by the Buyer Indemnified Parties does not exceed the De Minimis Threshold per event or circumstance, then the Buyer Indemnified Parties shall not be entitled to indemnification from any Seller for such Loss, and the Buyer Indemnified Parties shall be deemed to have released all Sellers from (1) all Losses related to, arising from, or associated with such Direct Claim or Third-Party Claim and (2) any duty to defend, indemnify, save, or hold Buyer Indemnified Parties harmless for such Direct Claim or Third-Party Claim.

(b) Deductible. Sellers shall not have any liability for indemnification to the Buyer Indemnified Parties under Section 13.2(a)(4) until and unless the aggregate amount of all liability for all Losses that exceed the De Minimis Threshold exceeds a deductible equal to the Indemnity Deductible, after which point the Buyer Indemnified Parties shall be entitled to claim such Losses solely for the amount in excess of the Indemnity Deductible, subject to the other limitations set forth in this Agreement.

(c) Cap. In no event shall Sellers’ liability to defend, indemnify, save, and hold the Buyer Indemnified Parties harmless from and against aggregate Losses under Section 13.2(a)(4) exceed 10% of the Base Purchase Price and Sellers shall have no obligation or liabilities under Section 13.2(a) with respect to any Losses suffered by the Buyer Indemnified Parties that in the aggregate exceed 100% of the Base Purchase Price.

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Section 13.4 Effect of Knowledge of Breach of Representation or Warranty. Except with respect to any disclosures set forth in any supplement pursuant to Section 5.24(c), no Party to this Agreement may pursue any remedy for the breach of any representation or warranty to the extent such Party has Knowledge of such breach on or prior to the Closing and such Party proceeds with Closing.

Section 13.5 Exclusive Remedy. Except for any and all rights for injunctive relief or specific performance expressly provided in this Agreement, in each case, with respect to the breach of this Agreement or any other Transaction Document, the Buyer Indemnified Parties’ sole and exclusive recourse against Sellers, and the Seller Indemnified Parties’ sole and exclusive recourse against Buyer and Buyer AssetCos, after the Closing for any Loss or claim of Losses arising out of or relating to this Agreement, is the indemnification provisions of this Article XIII, excluding any Loss or claim of Losses arising out of Fraud.

Section 13.6 Procedure. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written notice (“Claim Notice”) to the other Party (“Indemnifying Party”) which, to be effective, must state: (1) the Indemnified Party’s good faith estimate of the amount claimed by such Indemnified Party to be owing, (2) the basis for such claim, with supporting documentation, if available, and (3) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed to such Indemnified Party. The amount claimed shall be paid by the Indemnifying Party to the extent required in this Agreement within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

(b) Third-Party Claim.

(1) Within 60 days after the Indemnified Party receives notice of a claim, assertion, legal action, arbitration, investigation, or other matter or proceeding brought by any Person that is not a Party or an Affiliate of a Party and that may result in a Loss for which indemnification may be sought under this Agreement (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice regarding such Third-Party Claim to the Indemnifying Party. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability under this Agreement except to the extent that the defense of such Third-Party Claim is materially prejudiced by the failure to give such notice. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Third-Party Claim. The Indemnified Party is authorized, prior to the election by the Indemnifying Party to assume the defense of such Third-Party Claim, to file any motion, answer, or other pleading that it shall deem necessary and appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party, all costs of which shall be included as Losses in respect of such claim for indemnification.

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(2) At the election of the Indemnifying Party, which shall be made within 45 days after receipt of the Claim Notice, the Indemnified Party shall permit the Indemnifying Party to assume control of the defense of such Third-Party Claim (to the extent only that such Third-Party Claim relates to a Loss for which the Indemnifying Party may be liable). If the Indemnifying Party elects to assume control of the defense of the Third-Party Claim, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Third-Party Claim and reasonably request. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of the Third-Party Claim. If the Indemnifying Party elects to defend the Third-Party Claim under this Section 13.6(b)(2), then the Indemnifying Party shall work diligently to defend or otherwise resolve the Third-Party Claim.

(3) If the Indemnifying Party does not elect to assume control of the defense of the Third-Party Claim within the 45-day period provided in Section 13.6(b)(2), the Indemnified Party will use its commercially reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, assertion, legal action, or other matter to which such other Party’s indemnification under this Article XIII applies until the Indemnifying Party assumes such defense and, if settlement has been offered and the Indemnifying Party has not at such time admitted its obligation to defend and indemnify the Indemnified Party against such Third-Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to timely respond to such notice shall be deemed to be an election under clause (iii) of the preceding sentence.

(4) The Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any judgment, compromise, settlement, or discharge with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise, settlement, or discharge (i) provides for the payment by the Indemnifying Party of money as the sole relief for the claimant, (ii) involves no finding or admission of any violation of Law or the rights of any Indemnified Party, (iii) does not encumber any of the assets of any Indemnified Party (including the Assets) or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (iv) includes, as a condition of any entry of judgment, settlement, compromise, discharge, or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third-Party Claim.

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(c) Direct Claims. If an Indemnified Party determines that it has a claim for indemnification under this Agreement against the Indemnifying Party other than as a result of a Third-Party Claim (a “Direct Claim”), the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a 30-day period beginning on the date the Indemnified Party provides the Claim Notice to the Indemnifying Party for such Direct Claim. If the Indemnified Party and the Indemnifying Party are unable to reach a resolution as to such Direct Claim within the 30-day period, the Indemnified Party will be entitled to seek appropriate remedies in accordance with the terms of this Agreement, subject to the limitations on recovery in this Article XIII. Promptly following the final determination or agreement by the Parties of the amount of any Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party under this Agreement in respect of such Direct Claim, the Indemnifying Party shall pay such Losses, if any, to the Indemnified Party by wire transfer of immediately available funds. If the Indemnified Party is required to institute any proceedings in order to recover Losses, the cost of such proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) will be added to the amount of Losses payable to the Indemnified Party if and only to the extent the Indemnified Party recovers and it is determined by the Arbitrators to be entitled to such treatment.

(d) Non-Party Indemnified Parties. Any claim for indemnity under this Agreement (including this Article XIII) by any Person other than Buyer, any Buyer AssetCo, or any Seller must be brought and administered by the applicable Party to this Agreement. No Indemnified Party or Person other than any Seller, Buyer, or any Buyer AssetCo shall have any rights against any Seller, Buyer, or any Buyer AssetCo under this Agreement (including this Article XIII) except as may be exercised on its behalf by Buyer, such Buyer AssetCo, or such Seller, as applicable, under this Article XIII. Each of the Parties may elect to exercise or not exercise indemnification rights under this Article XIII on behalf of the other Indemnified Party affiliated with such Party in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Article XIII. Without limiting the rights of Sellers under and to the extent provided under Section 10.2, (1) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, or Representative or Affiliate of any named Party to this Agreement, and (2) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements, or other obligations or liabilities of the Parties under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the Transaction.

Section 13.7 Express Negligence. The defense, indemnification, hold harmless, release, Assumed Liabilities, RETAINED LIABILITIES, waiver, and limitation of liability provisions provided for in this Agreement will be applicable whether or not the liabilities, losses, costs, expenses, and damages in question arose or resulted solely from the gross, sole, active, passive, concurrent, or comparative negligence, strict liability, or other fault or violation of Law of or by any Indemnified Party. This statement complies with the express negligence rule and is conspicuous.

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Section 13.8 No Insurance. The indemnifications provided in this Agreement shall not be construed as a form of insurance.

Section 13.9 Reservation as to Third Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse any Party may have against any third Person for any obligations or liabilities that may be suffered by or incurred with respect to the Assets, the Specified Liabilities, or the Assumed Liabilities.

Section 13.10 Reduction in Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses to the extent required by Law or by using commercially reasonable efforts to maintain existing insurance coverage with respect to the Assets, the Specified Liabilities or the Assumed Liabilities and validly making and diligently pursuing claims relating to the Assets, the Specified Liabilities, or the Assumed Liabilities under this Agreement, including any insurance claims or claims against third Persons. The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article XIII shall be reduced by (a) the amount of insurance proceeds actually realized by the Indemnified Party or its Affiliates with respect to such Losses, and (b) any amounts or benefits received (whether in the form of cash, credit or some other beneficial arrangement) from any third Person in respect of such Loss.

Section 13.11 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Base Purchase Price for U.S. federal and applicable state income Tax purposes, unless otherwise required by applicable Law.

Section 13.12 Notice of Claim.

(a) Sellers’ Representations and Warranties. As a condition precedent to any indemnity under this Article XIII with respect to the alleged breach by any Seller of any of such Seller’s representations or warranties in this Agreement or in the Agreement Regarding Employees, and subject to Section 13.12(e), Sellers’ Representative must have received a Claim Notice on or before (1) with respect to the Non-Fundamental Representations, 5:00 p.m., Mountain Time, on the date that is six months after the Closing Date; (2) with respect to the representations set forth in Section 5.15, the date that is 60 days after the expiration of all applicable statute of limitations, and (3) with respect to the Fundamental Representations, the representations and warranties of Sellers set forth in Section 5.15, and the Special Warranty in the Assignment, 5:00 p.m., Mountain Time, on the date that is 24 months after the Closing Date.

(b) Sellers’ Covenants. As a condition precedent to any indemnity under this Article XIII with respect to the alleged breach by any Seller of any of such Seller’s covenants and performance obligations set forth in this Agreement or in the Agreement Regarding Employees, and subject to Section 13.12(e), Sellers’ Representative must have received a Claim Notice on or before (1) with respect to each of the covenants and performance obligations of such Seller set forth in this Agreement to be performed prior to or at Closing, 5:00 p.m., Mountain Time, on the date that is six months after the Closing Date, and (2) with respect to each of the covenants and performance obligations of such Seller set forth in this Agreement or any Transaction Document to be performed after Closing, 5:00 p.m., Mountain Time, on the date that is 60 days after the expiration of all applicable statute of limitations.

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(c) Sellers’ Specified Liabilities. As a condition precedent to any indemnity under this Article XIII with respect to Specified Liabilities, and subject to Section 13.12(e), Sellers’ Representative must have received a Claim Notice on or before the date that is:

(1) with respect to those Specified Liabilities described in clauses (b), (c), (e), and (f) of the definition thereof, on the date that is 6 months after the Closing Date;

(2) with respect to those Specified Liabilities described in clause (g) of the definition thereof, on the date that is one year after the Closing Date;

(3) with respect to those Specified Liabilities described in clause (h) of the definition thereof, on the date that is two years after the Closing Date; and

(4) with respect to all other Specified Liabilities, on the date that is 60 days after the expiration of all applicable statute of limitations.

(d) Buyer’s and Buyer AssetCos’ Representations and Covenants. As a condition precedent to any indemnity under this Article XIII with respect to the alleged breach by Buyer or any Buyer AssetCo of any of Buyer’s or any Buyer AssetCo’s representations, warranties, covenants and performance obligations of Buyer or any Buyer AssetCo in this Agreement or in the Agreement Regarding Employees, and subject to Section 13.12(e), Buyer must have received a Claim Notice on or before (1) with respect to the Non-Fundamental Representations, 5:00 p.m., Mountain Time, on the date that is six months after the Closing Date; and (2) with respect to the Fundamental Representations, 5:00 p.m., Mountain Time, on the date that is 24 months after the Closing Date.

(e) Survival After Claim. Notwithstanding Sections 13.12(a) through 13.12(d), if a Claim Notice has been properly delivered under Section 13.6 on or before the date any representation, warranty, covenant, indemnity or performance obligation would otherwise expire under Sections 13.12(a) through 13.12(d) alleging a right to indemnification or defense for Losses arising out of, relating to, or attributable to the breach of such representation, warranty, covenant, indemnity or performance obligation, such representation, warranty, covenant, indemnity or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, indemnity or performance obligation have been fully and finally resolved or by agreement of the Parties and satisfied.

(f) Reasonableness. The Parties acknowledge that the time limitations set forth in this Section 13.12 for making a claim for indemnification based upon a Direct Claim or Third-Party Claim are reasonable.

Section 13.13 No Rescission. Notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty, covenant or agreement contained in this Agreement will give rise to any right on the part of Buyer or any Buyer AssetCo, after Closing, to rescind this Agreement or the Transaction and Buyer and each Buyer AssetCo hereby waives any and all rights to pursue such remedy.

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Section 13.14 No Contingent Losses. No Seller will be required to indemnify any Buyer Indemnified Party to the extent any Loss is contingent, unless and until such contingent Loss becomes an actual Loss of such Buyer Indemnified Party that is due and payable. No Buyer Indemnified Party will have the right to assert any (a) claim for indemnification of a Loss or (b) claim with respect to which such Person has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.

Article XIV

Miscellaneous

Section 14.1 Expenses. Except as specifically provided otherwise in this Agreement, all fees, costs, and expenses incurred by any Party in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, consultant, and other professional costs and expenses; provided, however, that if Closing occurs, Buyer shall promptly reimburse Sellers up to $250,000.00 for any costs or expenses incurred by Sellers or their affiliates to prepare carveout financial statements regarding the Properties for purposes of effectuating the Transaction or any potential securities filing that may be required in connection with the Transaction. Buyer shall be solely responsible and pay for (a) all recording fees related to the transfer of the Assets (and, for the sake of clarity, shall be responsible for the recording of documents in the appropriate county offices and in the files of the applicable Governmental Authorities), and (b) any and all fees, costs, and similar charges required in connection with the transfer of any of the Assets.

Section 14.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery under this Agreement shall be deemed to have been duly made and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by electronic mail, upon the sending Party’s receipt of a confirmation email (including read-receipt or other automatic delivery confirmation) from the receiving Party that the receiving Party received the notice or communication email transmission, when received, (c) if mailed, five Business Days after mailing, certified mail, return receipt requested, or (d) if sent by overnight courier, one day after sending (provided, that if such day is not a Business Day, such notice or communication shall be deemed received on the first Business Day thereafter). All notices shall be addressed as follows:

If to any Seller:

Bayswater Exploration & Production, LLC

730 17th Street, Suite 500

Denver, Colorado 80202

Attn:	[Redacted]
Email:	[Redacted]

And with a copy to (which will not constitute notice):

Davis Graham & Stubbs LLP

3400 Walnut Street, Suite 700

Denver, Colorado 80205

Attn:	[Redacted]
Email:	[Redacted]

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If to Buyer or any Buyer AssetCo:

Prairie Operating Co.

50 S Steele Street

Suite 330

Denver, Colorado 80209

Attn:	[Redacted]
Email:	[Redacted]

And with a copy to (which will not constitute notice):

Norton Rose Fulbright

1550 Lamar Street

Suite 2000

Houston, Texas 77010

Attn:	[Redacted]
Email:	[Redacted]

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

Section 14.3 Sellers’ Representative. Each Seller hereby designates Bayswater E&P as its authorized agent (the “Sellers’ Representative”) for the purposes of acting in the name and stead of such Seller. Between Sellers, Buyer, or any Buyer AssetCo, any decision, act, waiver, consent, or instruction of Sellers’ Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Buyer and Buyer AssetCos may rely upon any such decision, act, waiver, consent, or instruction without any obligation to inquire of any such Seller and any failure to act or perform any obligation imposed upon Sellers’ Representative shall be deemed to be a failure to act of each Seller. Such designation shall be effective unless and until revoked by written notice to Buyer from Sellers’ Representative.

Section 14.4 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and each Seller. Notwithstanding anything to the contrary contained herein, Sections 6.7, 7.1(d) (only with respect to those obligations of Buyer or any Buyer AssetCo, but not with respect to any obligations of any Seller or its Affiliates), 14.4, 14.9(a), 14.9(d), 14.10, 14.13, 14.14 and 14.17 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections that are listed above) may not be amended, supplement, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 14.5 Waiver. Except as expressly provided in this Agreement:

(a) no Party shall be deemed to have waived or discharged any claim arising out of this Agreement, or any power, right, privilege, remedy, or condition under this Agreement, unless the waiver or discharge of such claim, power, right, privilege, remedy, or condition is expressly set forth in a written instrument duly executed and delivered by or on behalf of the Party (or any of its affiliated entities which are a party hereto) against whom the waiver or discharge is sought to be enforced;

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(b) a waiver or discharge made on one occasion or a partial waiver or discharge of any power, right, privilege, remedy, or condition shall not preclude any other or further exercise or enforcement of such power, right, privilege, or remedy or requirement to satisfy such condition; and

(c) no failure or delay on the part of any Party to exercise or enforce any claim, power, right, privilege, remedy, or condition under this Agreement or to require the satisfaction of any condition under this Agreement and no course of dealing between or among the Parties shall operate as a waiver, discharge, or estoppel of any such claim, power, right, privilege, remedy, or condition.

Section 14.6 Assignment. No Party may assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations or liabilities under this Agreement, without the prior written consent of the other Party, which consent may be withheld for any or no reason in such Party’s sole and absolute discretion and may be conditioned on the receipt of a written assumption of such obligations from the delegate. Any such purported assignment or delegation in breach of the previous sentence is void. The obligations of Buyer and each Buyer AssetCo under this Agreement (including the assumption of the Assumed Liabilities in Section 13.1), and the terms, conditions and covenants relating thereto, shall be a covenant running with the lands, and a burden upon Buyer’s and each Buyer AssetCo’s interest in the Assets and the interest of its permitted successors and assigns. Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Party, or such Party’s successors and assigns, from selling or disposing of an interest in the Assets after the Closing to another Person, subject to the other terms of this Agreement and all applicable agreements, instruments, obligations, covenants and burdens binding on the Assets, provided that such sale or disposition shall not relieve the selling or disposing Party of any condition, covenant or obligation under this Agreement or other Transaction Document and that such sale or disposition by Buyer or any Buyer AssetCo, their successors and assigns shall require the transferee to expressly assume the obligations set forth in this Agreement with respect to the transferred Assets, otherwise such assignment or transfer shall be null and void.

Section 14.7 Announcements. No press release or other public announcement, or public statement or public comment in response to any inquiry, relating to this Agreement or the Transaction shall be issued or made by Sellers, Buyer, Buyer AssetCos, or any of their respective Affiliates, without the prior written consent of Buyer and Sellers’ Representative, respectively. Notwithstanding the immediately preceding sentence:

(a) a press release or other public announcement, regulatory filing, statement or comment made without such consent shall not be in violation of this Section 14.7 if (1) it is made in order to comply with applicable Laws or stock exchange rules and (2) in the reasonable judgment of the Party or Affiliate making such release or announcement, based upon advice of counsel, obtaining consent from the other Party would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable Laws or rules;

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(b) in all instances Buyer, on the one hand, or Sellers’ Representative, on the other hand, shall provide prompt notice of any such proposed release, announcement, statement, or comment to the other Party and shall provide the other Party with the opportunity to provide comments with respect to such proposed press release or publicity (which comments shall be considered in good faith by the proposing Party); and

(c) Sellers and their Affiliates are permitted to issue a press release after the execution of this Agreement after consulting with Buyer under Section 14.7(b).

Section 14.8 Counterparts. This Agreement may be executed by Buyer, Buyer AssetCos, and Sellers in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by electronic image scan transmission in .pdf format or in other electronic format such as DocuSign shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic image scan transmission in .pdf format or in other electronic format such as DocuSign are deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by electronic scan transmission in .pdf format or in other electronic format such as DocuSign shall promptly, following the request of the other Party, deliver a manually-executed counterpart signature page to each other Party; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

Section 14.9 Dispute Resolution.

(a) Except for (1) Disputes as to the Final Purchase Price, which shall be resolved under Section 2.5(b), and (2) those matters described in Section 14.9(b), the Parties shall resolve all Disputes by submission to binding arbitration in Denver, Colorado, such arbitration to be conducted as follows. The arbitration proceeding shall be conducted in accordance with the then-active Commercial Arbitration Rules and Mediation Procedures of the AAA to the extent such rules do not conflict with the terms of this Section 14.9. The arbitration shall be before a three-person panel of neutral arbitrators (each, an “Arbitrator,” and, collectively, the “Arbitrators”), consisting of one Arbitrator selected by each of Buyer and Sellers’ Representative, and the third Arbitrator shall be selected by mutual agreement of the two Arbitrators selected by Buyer and Sellers’ Representative. Buyer and Sellers’ Representative shall endeavor to select Arbitrators with experience in oil and gas transactions. The Arbitrators shall conduct a hearing no later than 60 calendar days after selection of the third Arbitrator and shall render a written decision within 30 calendar days of the hearing. At the hearing, the Parties may present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence is not required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due under the arbitration shall be made within 15 calendar days of the Arbitrators’ decision. The final decision may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration; provided, however, that the costs of employing the Arbitrators shall be borne 50% by Sellers and 50% by Buyer. IN ENTERING INTO THIS AGREEMENT, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A TRIAL BY JURY (INCLUDING IN ANY ACTION INVOLVING ANY FINANCING SOURCE UNDER THE DEBT FINANCING).

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(b) The Parties shall continue to perform their respective obligations under this Agreement while any Dispute is pending. Notwithstanding anything in this Section 14.9 to the contrary, any Party may proceed to any court of competent jurisdiction to (1) obtain provisional injunctive, ancillary, or other equitable relief if such action is necessary to avoid irreparable harm or to preserve the status quo pending the resolution of the Dispute in accordance with the provisions of this Section 14.9, or (2) enter and enforce any judgment on the award rendered by the Arbitrators in accordance with applicable Laws. The arbitration of the underlying Dispute will proceed in accordance with the terms of this Section 14.9 during the pendency of the proceeding to obtain such provisional injunctive, ancillary, or other equitable relief.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE SUBMISSION OF ANY DISPUTE FOR SETTLEMENT BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THIS Section 14.9 AND, subject to Section 14.9(b), HEREBY WAIVES THE RIGHT TO PROCEED TO COURT OR ANY OTHER FORUM THAT MAY APPLY TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR FOR ANY OTHER REASON EXCEPT RECOURSE TO COURTS FOR ENFORCEMENT OF ARBITRAL AWARDS OR OTHER ORDER OF THE ARBITRATORS ISSUED IN AN ARBITRATION PURSUANT TO THIS Section 14.9 OR SEEKING ANY INTERIM OR CONSERVATORY MEASURES OF THE CPR Rules OR AS DESCRIBED IN THIS Section 14.9. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY SUIT, ACTION, OR PROCEEDING SEEKING TO ENFORCE ANY ARBITRAL AWARD OR OTHER ORDER OF THE ARBITRATORS ISSUED IN AN ARBITRATION PURSUANT TO THIS Section 14.9 OR SEEKING ANY INTERIM OR CONSERVATORY MEASURES PURSUANT TO THE CPR Rules AGAINST ANY PARTY IN ANY OTHER JURISDICTION PERMITTED BY LAW.

(d) Notwithstanding anything herein to the contrary, each Seller (1) agrees that, subject to Section 14.4 it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, sitting in the Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (and appellate courts thereof), (2) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (3) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 14.2 shall be effective service of process against it for any such action brought in any such court, (4) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, and (5) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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Section 14.10 Governing Law. This Agreement and the Transaction and any arbitration or Dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Colorado (except that, with respect to issues related to real property for Assets located in a specific state, the Laws of such state shall govern), without reference to the conflict of Laws principles thereof. Notwithstanding anything herein to the contrary, the Parties agree that any claim, controversy, dispute or cause of action of any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement or any of the other transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing (including with respect to the Commitment Letter or the definitive agreements with respect to the Debt Financing to be entered into in connection with the Closing) shall be governed by, and construed in accordance with, the Laws of the State of New York.

Section 14.11 Entire Agreement. This Agreement, including the Exhibits and Schedules, the Confidentiality Agreement, the Agreement Regarding Employees, and the other Transaction Documents constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

Section 14.12 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

Section 14.13 No Third-Party Beneficiaries. Subject to Section 13.6(d), except for the Buyer Indemnified Parties and the Seller Indemnified Parties, all of which Persons are expressly made third-party beneficiaries to this Agreement for purposes of Article XIII, this Agreement is intended to benefit only the Parties and their respective successors and permitted assigns, except that the Financing Sources shall be express third party beneficiaries of Sections 6.7, 14.4, 14.9(a), 14.9(d), 14.10, 14.13, 14.14 and 14.17, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 14.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document, Buyer and each Buyer AssetCo, on its own behalf and on behalf of its Affiliates and its and their Representatives, covenants, agrees and acknowledges that no Person other than Sellers (and their successors or assignees, as applicable) has any obligation hereunder and that, neither Buyer, any Buyer AssetCo, their Affiliates or its or their Representatives have any right of recovery under this Agreement or any other Transaction Document against, and no personal liability under this Agreement or any Transaction Document shall attach to, any of Sellers’ former, current or future equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates or agents, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, each of the foregoing but not including Sellers, a “Non-Recourse Party”), through Buyer, any Buyer AssetCo, or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer or any Buyer AssetCo against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise. Notwithstanding anything to the contrary contained herein, no Seller Related Party (other than Buyer) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Seller Related Party (other than Buyer) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, however, following consummation of the Transactions, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

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Section 14.15 Time of the Essence. Time is of the essence in this Agreement.

Section 14.16 No Partnership; No Fiduciary Duty. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

Section 14.17 Limitation on Damages. NO PARTY (OR ANY FINANCING SOURCE) SHALL BE LIABLE TO ANY OTHER PARTY OR TO ANY OTHER PARTY’S INDEMNIFIED PARTIES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF (INCLUDING CLAIMS PURSUANT TO Section 10.2 OR ARTICLE XIII) OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY, OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, DIMINUTION IN VALUE, OR BUSINESS INTERRUPTIONS. IN FURTHERANCE OF THE FOREGOING, EACH PARTY RELEASES THE OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY ANY OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE, OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT. The exclusion of SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES as set forth in the preceding sentence shall not apply to any such damages recovered by third parties against a BUYER Indemnified Party or a Seller Indemnified Party, as the case may be, in connection with Losses that may be indemnified under this Agreement. THE PARTIES ACKNOWLEDGE THAT THE AGREEMENTS CONTAINED IN THIS Section 14.17 ARE AN INTEGRAL PART OF THE TRANSACTION, AND THAT, WITHOUT THESE AGREEMENTS, THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT.

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Section 14.18 Other Contract Interpretation.

(a) Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to Sellers or Buyer. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the greatest extent possible; provided, however, that if the limitations set forth in Section 13.12 are determined to be unenforceable, the applicable notice period will be the shortest time that is enforceable under applicable Law.

(c) Agreement Not to be Construed Against Drafter. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) Miscellaneous Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (1) “or” is disjunctive but not necessarily exclusive, (2) words in the singular include the plural and vice versa, (3) the words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (4) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require. The Schedules and Exhibits attached to this Agreement are deemed to be part of this Agreement and included in any reference to this Agreement. If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. All references to “dollars” or “$” refers to United States Dollars.

[Signature pages follow.]

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Sellers have executed this Agreement as of the Execution Date.

Sellers

Bayswater Resources LLC

By:	/s/ Lynn S. Belcher
Name:	Lynn S. Belcher
Title:	Executive Vice President

Bayswater Fund III-A, LLC

By:	/s/ Lynn S. Belcher
Name:	Lynn S. Belcher
Title:	Executive Vice President

Bayswater Fund III-B, LLC

By:	/s/ Lynn S. Belcher
Name:	Lynn S. Belcher
Title:	Executive Vice President

Bayswater Fund IV-A, LP

By:	/s/ Lynn S. Belcher
Name:	Lynn S. Belcher
Title:	Executive Vice President

Bayswater Fund IV-B, LP

By:	/s/ Lynn S. Belcher
Name:	Lynn S. Belcher
Title:	Executive Vice President

Bayswater Fund IV-Annex, LP

By:	/s/ Lynn S. Belcher
Name:	Lynn S. Belcher
Title:	Executive Vice President

Bayswater Exploration & Production, LLC

By:	/s/ Lynn S. Belcher
Name:	Lynn S. Belcher
Title:	Executive Vice President

Sellers’ Signature Page to Purchase and Sale Agreement

Buyer and each Buyer AssetCo has executed this Agreement as of the Execution Date.

Buyer

Prairie Operating Co.

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

Buyer OpCo

Prairie Operating Co., LLC

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

Buyer LeaseCo

Otter Holdings, LLC

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

Buyer DisposalCo

Prairie SWD Co., LLC

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

Buyer GathererCo

Prairie Gathering I, LLC

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

Buyer’s Signature Page to Purchase and Sale Agreement

Annex I

Definitions

“2024 Oil and Gas Property Taxes” means those Oil and Gas Property Taxes that are assessed in calendar year 2024, based on calendar year 2023 production, and payable in calendar year 2025.

“2025 Oil and Gas Property Taxes” means those Oil and Gas Property Taxes that are assessed in calendar year 2025, based on calendar year 2024 production, and payable in calendar year 2026.

“AAA” means the American Arbitration Association.

“Accounting Referee” is defined in Section 2.5(b).

“Additional Equity Shares” means:

(a) if the Shortfall Amount is a positive number, then a number of shares of Buyer’s common stock, $0.01 par value per share, equal to (1) the Shortfall Amount, divided by (2) the product of (i) the per share price paid by the public in the equity offering under the Financings multiplied by (ii) 97.25%, or

(b) if the Shortfall Amount is zero, then zero shares.

“AFEs” is defined in Section 5.16(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control” and its derivatives means, with respect to any Person, the possession, directly or indirectly, of more than 50% of the equity interest or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” is defined in the preamble.

“Agreement Regarding Employees” means that certain Agreement Regarding Employees by and among the Parties dated as of the Execution Date.

“Allocation Amount” is defined in Section 8.7.

“Allocation Schedule” is defined in Section 8.7.

“Applicable Contracts” means all Contracts to which any Seller is a party or is bound that relate to any of the Assets that will be binding on Buyer, a Buyer AssetCo, or the Assets after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; vehicle leases and other similar contracts and agreements.

Annex I - Page 1

“Arbitrators” is defined in Section 14.9(a).

“Asset Tax Adjustment” is defined in Section 2.2(c)(3).

“Asset Taxes” means all Property Taxes (including Other Property Taxes), Oil and Gas Property Taxes, and Severance Taxes.

“Assets” is defined in Section 1.2.

“Assignment” is defined in Section 11.3(a).

“Assumed Environmental Liabilities” means all Losses (including any damage to natural resources (including soil, air, surface water, or groundwater) and expenses for the modification, repair, replacement, investigation, remediation or removal of facilities on any of the Assets) brought or assessed by any and all Persons relating to (a) noncompliance with Environmental Laws, (b) the presence, disposal, or Release of any Hazardous Substances of any kind in, on, from or under the Assets, and (c) any matters described in Section 4.5 or Schedule 5.12, which, with respect to clauses (a), (b), or (c) is created or attributable to any period of time, whether arising before, on, or after the Closing Date.

“Assumed Liabilities” is defined in Section 13.1.

“Background Materials” means the Records, data room materials, and other materials made available to Buyer by Sellers or any of their Affiliates including documents reflecting (a) indices, compilations, or summaries of other documents (including summaries of any of the Material Contracts); (b) reserve estimates, engineering, geological, geophysical, or other interpretive information; or (c) projections, predictions, or other estimation of future events.

“Base Amount” means $2,750,000.00.

“Base Equity Shares” means a number of shares of Buyer’s common stock, $0.01 par value per share, equal to: (a) the Base Amount, divided by (b) the product of (1) the per share price paid by the public in the equity offering under the Financings multiplied by (2) 97.25%.

“Base Purchase Price” is defined in Section 2.1(a).

“Bayswater E&P” is defined in the preamble.

“Bayswater Fund III-A” is defined in the preamble.

Annex I - Page 2

“Bayswater Fund III-B” is defined in the preamble.

“Bayswater Fund IV-A” is defined in the preamble.

“Bayswater Fund IV-Annex” is defined in the preamble.

“Bayswater Fund IV-B” is defined in the preamble.

“Bayswater Resources” is defined in the preamble.

“Burdens” means any royalties (including landowner’s, overriding, and nonparticipating), net profits interests, production payments, or other similar burdens measured by or payable out of production of Hydrocarbons.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Colorado are generally open for business.

“Buyer” is defined in the preamble.

“Buyer AssetCo” is defined in the preamble.

“Buyer Indemnified Parties” means, individually and in any combination, (a) Buyer, each Buyer AssetCo, and their Affiliates, (b) as to each of the Persons described in clause (a), each of such Person’s Representatives, and (c) as to each of the Persons described in clauses (a) and (b), such Person’s successors, assigns, legal representatives, heirs, or devisees.

“Buyer SEC Documents” is defined in Section 6.8.

“Buyer Taxes” means (a) Transfer Taxes; (b) Income Taxes imposed by any applicable Law on Buyer or any Buyer AssetCo, any of Buyer’s or any Buyer AssetCo’s direct or indirect owners or Affiliates, or any consolidated, combined, or unitary group of which any of the foregoing is or was a member; (c) any Asset Taxes allocable to Buyer or any Buyer AssetCo under Section 8.1 (taking into account, and without duplication of, (1) such Asset Taxes effectively borne by Buyer or the applicable Buyer AssetCo as a result of the adjustments to the Base Purchase Price made under Section 2.2, as applicable, and (2) any payments made from one Party to another Party in respect of Asset Taxes under Section 8.1); and (d) any Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) attributable to the ownership or operation of the Assets for any Tax period (or portion thereof) beginning at the Effective Time.

“Buyer’s Certificate” is defined in Section 11.3(d).

“Capital Projects” is defined in Section 5.16(a).

“Cash Consideration” is defined in Section 2.1(b).

“Casualty Loss” is defined in Section 7.4.

“Claim Notice” is defined in Section 13.6(a).

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“Closing” is defined in Section 11.1.

“Closing Amount” is defined in Section 2.4.

“Closing Date” is defined in Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” is defined in Section 6.7.

“Confidentiality Agreement” is defined in Section 7.3(a).

“Consent” means, other than any preferential right to purchase, any required consents to assignment or other similar restrictions on assignment, in each case, that would be applicable in connection with the transfer of the Assets to Buyer or Buyer AssetCos or the consummation of the Transaction.

“Contract” means any written or oral contract, agreement or any other legally binding arrangement.

“COPAS” means the Council of Petroleum Accountant Societies of North America.

“CPR Rules” means CPR’s Administered Arbitration Rules in effect at the time the arbitration is commenced.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer or Buyer AssetCos that are customarily obtained after the assignment of properties similar to the Assets.

“Cut-Off Date” is defined in Section 2.3(f).

“Debt Financing” is defined in Section 6.7.

“De Minimis Threshold” means $250,000.

“Direct Claim” is defined in Section 13.6(c).

“Disposal System” is defined in Section 1.2(f).

“Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement, the Transaction, or the other Transaction Documents, including any dispute, controversy, or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement, the relationship of the Parties arising out of this Agreement, the Transaction, or the other Transaction Documents.

“Effective Time” is defined in Section 1.4.

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“Environmental Law” means any Law in effect on or after the Execution Date relating to pollution, the regulation or protection of human health and safety (as it relates to exposure to Hazardous Substances) or the environment, or the preservation and restoration of environmental quality, damage to natural resources, protection of any endangered, threatened, or similarly protected species, birds, and other organisms, or the Release, generation, handling, storage, transportation, recycling, labeling, use, treatment, or disposal of Hazardous Substances.

“Environmental Permits” is defined in Section 5.12(a).

“Escrow Agent” means Amegy Bank of Texas.

“Escrow Agreement” is defined in Section 7.6(b).

“Equity Compensation Plans” is defined in Section 6.9.

“Equity Consideration” means the lesser of (a) the Additional Equity Shares, if any, plus the Base Equity Shares, and (b) the Maximum Share Amount.

“Equity Financing” is defined in Section 7.1(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Excluded Assets” is defined in Section 1.3.

“Excluded Interests” is defined in Section 1.3(j).

“Excluded Units” is defined in Section 1.3(j).

“Excluded Wells” is defined in Section 1.3(j).

“Execution Date” is defined in the preamble.

“Facilities and Equipment” is defined in Section 1.2(c).

“Fee Mineral Interests” is defined in Section 1.2(d).

“Final Purchase Price” is defined in Section 2.5(a).

“Final Settlement Date” is defined in Section 2.5(a).

“Final Settlement Statement” is defined in Section 2.5(a).

“Financed Amount” means an amount, in dollars, equal to the Closing Amount minus the Base Amount.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or any initial purchaser, private placement agent or underwriter of any registered or unregistered equity offering, in all cases, in connection with the transactions contemplated hereby, including any such Persons that are parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

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“Financings” means, collectively, the Debt Financing and the Equity Financing.

“Fraud” means an actual, intentional, and willful misrepresentation by a Seller with respect to the making of any representation or warranty set forth in Article V or the special warranty of title in the Assignment and Bill of Sale or any other representation or warranty made by a Seller in any of the Transaction Documents; provided, that (a) the Party making such representation or warranty had Knowledge that the applicable representation or warranty, as may be qualified in this Agreement, was false at the time it was made, (b) the representation or warranty was made with the intention that the other Party rely thereon to its detriment, (c) the representation or warranty was relied upon by the other Party to such other Party’s detriment, and (d) “Fraud” does not include constructive fraud or other claims based upon constructive knowledge, negligent misrepresentation, recklessness, or other similar theories.

“Fundamental Representations” means (a) with respect to Sellers, the representations and warranties of Sellers set forth in Sections 5.1, 5.2, 5.3(a), and 5.4 and the certifications of the foregoing representations and warranties set forth in the Seller’s Certificates; and (b) with respect to Buyer and Buyer AssetCos, the representations and warranties of Buyer and Buyer AssetCos set forth in Sections 6.1, 6.2, 6.3(a), 6.4, and 6.8 through 6.11 and the certifications of the foregoing representations and warranties set forth in the Buyer’s Certificates.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means (a) any federal, state, local, municipal, tribal, or other government, (b) any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or other taxing power, and (c) any court or governmental tribunal.

“Hazardous Substances” means any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, substances, compounds, or chemicals that are regulated by, or may form the basis of any liability under, any Environmental Laws, including petroleum or any fraction thereof, waste oil, hydrogen sulfide, polychlorinated biphenyls, urea formaldehyde, Hydrocarbons, NORM or TE-NORM, asbestos, man-made material fibers, and any other substances referenced in Section 4.5.

“Hydrocarbon Inventory” means, except for any Imbalance Volumes, all inventory of Hydrocarbons in storage or inventory (including any linefill).

“Hydrocarbons” means oil, gas, gas liquids, and all other hydrocarbons and non-hydrocarbons.

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“Imbalance Volumes” means those well, pipeline, gathering system, transportation system, and processing plant over-delivery or under-delivery Hydrocarbon imbalance volumes between the amount of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements.

“Incline Parties” is defined in Section 4.3.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to (1) net income or net profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, and any Taxes on items of Tax preference, but not including ad valorem, property, sales, use, goods and services, severance, production, real or personal property transfer or other similar Taxes), or (2) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (1) above, and (b) withholding Taxes measured with reference to or as a substitute for any Tax described in clause (a) above.

“Indemnified Party” is defined in Section 13.6(a).

“Indemnifying Party” is defined in Section 13.6(a).

“Indemnity Deductible” means an amount equal to 4.0% of the Base Purchase Price.

“Interim Period Operating Plan” is defined in Section 7.1(a).

“Invasive Activities” is defined in Section 3.2(a).

“JAG” means the Judicial Arbiter Group.

“Knowledge” means (a) with respect to Sellers, the actual or constructive knowledge, after due inquiry of such individuals’ direct reports, of the individuals named on Schedule K-1; and (b) with respect to Buyer and Buyer AssetCos, the actual or constructive knowledge, after due inquiry of such individuals’ direct reports, of the individuals named on Schedule K-2.

“Lands” is defined in Section 1.2(a).

“Law” means any applicable statute, law (including common law), rule, regulation, requirement, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Leases” is defined in Section 1.2(a).

“Letter Agreement” is defined in Section 4.3.

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“Loss” means any and all payments, demands, claims, notices of violations, notices of probable violations, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, fees, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expenses of owning or operating the Assets, expert fees, court costs, costs of consultants, accountants, and other agents and experts, costs of enforcement, and costs of collection) of any kind or character (whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any of the foregoing, and all amounts paid in settlement of any of the foregoing. Without limiting the generality of the foregoing, the term “Losses” specifically includes any and all Losses arising from, attributable to, or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to, or death of Persons, and other tortious injury, and (c) violations of applicable Laws, including Environmental Laws, and any other legal right or duty actionable at Law or equity.

“Material Adverse Effect” means any actions, events, occurrences, conditions, or matters that individually or in the aggregate would be reasonably likely to result in a material adverse effect on (a) the ownership, operation, or value of the Assets, as currently owned and operated, which is material to the ownership, operation, or value of the Assets, taken as a whole, or (b) Sellers’ ability to consummate the Transaction or perform their obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions; changes resulting from a change in commodity prices; changes in Laws or in regulatory policies, changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters; change or conditions resulting from the failure of a Governmental Authority to act or omit to act under Law or changes, conditions that are cured or eliminated by Closing or material adverse effects resulting from entering into this Agreement or the announcement of the Transaction; any action or omission of Sellers taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; civil unrest; any outbreak of disease (including COVID-19), epidemic, pandemic, or other health crisis or public health event, or the worsening of any such outbreak, epidemic, pandemic, crisis or event; any outbreak of hostilities or the worsening thereof; terrorist activities or war or any similar disorder; a change in Laws or COPAS standards and any interpretations thereof from and after the Execution Date; any reclassification or recalculation of reserves in the ordinary course of business; changes in service costs generally applicable to the oil and gas industry in the United States; strikes and labor disturbances; natural declines in well performance; or any failure by any Seller or the Assets to meet any internal or published projections, forecasts, or revenue or earnings predictions.

“Material Contracts” is defined in Section 5.8(a).

“Maximum Share Amount” means 5,249,639 shares of Buyer’s common stock, $0.01 par value per share.

“Midstream Agreements” is defined in Section 7.3(e).

“Millennial” means YTEF Drilling Capital, LLC, or its affiliates.

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“Millennial Assets” is defined in Section 7.6.

“Millennial Deadline” is defined in Section 7.6(b).

“Millennial Purchase Price” is defined in Section 7.6(b).

“Millennial Transaction” is defined in Section 7.6.

“Net Casualty Loss” is defined in Section 7.4.

“Non-Fundamental Representations” means, as applicable, the representations and warranties of Sellers or Buyer and Buyer AssetCos set forth in this Agreement and the Agreement Regarding Employees, excluding in each case the Fundamental Representations and the representations set forth in Section 5.15.

“Non-Recourse Party” is defined in Section 14.14.

“NORM” means naturally occurring radioactive material.

“NRI” means the interest in and to all Hydrocarbons produced, saved, and marketed from or allocated to a Well after giving effect to all Burdens thereon.

“Offering Document” is defined in Section 7.1(d).

“Oil and Gas Property Taxes” means State of Colorado ad valorem Taxes that are levied based upon the value of the Hydrocarbons produced from the Assets.

“Other Property Taxes” means all Property Taxes that are not Oil and Gas Property Taxes.

“Outside Date” means March 15, 2025.

“Parties” and “Party” are defined in the preamble.

“Permit” means any credit, permit, license, approval, waiver, or similar qualification or authorization issued or given by any Governmental Authority.

“Permitted Encumbrances” means:

(a) Burdens, if the net cumulative effect of such Burdens does not operate to reduce Sellers’ aggregate NRI in a Well below that stated in Exhibit A-2 for such Well;

(b) statutory liens or encumbrances arising out of operation of Law with respect to a Loss incurred in the ordinary course of business and that are not delinquent or that are being contested in good faith;

(c) liens for Taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business by appropriate proceedings identified on Schedule 5.15 and, if so required by statute, for which a bond has been posted, or for which all of the applicable statutes of limitations regarding the assessment or collection of such delinquent Taxes or assessments have expired;

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(d) materialmen’s, mechanics’, operators’, or other similar liens arising in the ordinary course of business incidental to operation of the Assets that secure amounts not yet due or delinquent or, if delinquent, are being contested in good faith by appropriate proceedings;

(e) liens, security interests, or encumbrances created under Leases, operating agreements, communitization, unitization, and pooling agreements, production sales contracts or by operation of Law securing amounts not yet due or delinquent;

(f) any lien, security interest, or encumbrance affecting the Assets that is discharged by any Seller prior to, at, or in connection with Closing;

(g) easements, rights-of-way, servitudes, permits, surface leases and other surface rights on or over the Assets or any restrictions on access thereto that do not materially interfere with the ownership, use or operation of the affected Asset;

(h) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights;

(i) rights of a common owner of any interest in rights-of-way or easements currently held by Sellers and such common owner as tenants in common or through other common or joint ownership;

(j) the terms and conditions of the Material Contracts set forth on Exhibit A-5;

(k) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all applicable Laws of general applicability in the area of the Assets;

(l) defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription or similar Laws;

(m) all preferential rights and Consents (including all Required Post-Closing Consents);

(n) with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect any Seller as the owner of any Assets;

(o) any liens, encumbrances, discrepancies, defects, or irregularities in title as to any depths or formations other than (1) with respect to any Well, the currently producing formation for such Well, (2) with respect to any Lease, the Codell or Niobrara Formations, or the portions thereof if such Lease covers less than the entirety of the Codell or Niobrara Formations;

(p) defects based on a Lease not containing a pooling clause;

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(q) defects based on or arising out of the failure of Sellers to enter into, be party to, or be bound by and pooling provisions, pooling agreements, or pooling order with respect to any horizontal Well that crosses more than one Lease;

(r) defects based solely on (1) lack of information in any Seller’s files, or (2) references to any unrecorded agreement in any recorded instrument to which any Seller is not a party if such Seller does not possess such unrecorded agreement, in each case unless Buyer provides evidence that the lack thereof has resulted in another Person’s actual and superior claim of title;

(s) defects in the chain of title consisting of (1) failure to recite marital status or (2) omissions of probate, heirship, or estate proceedings; unless Buyer provides evidence that the lack thereof has resulted in another Person’s actual and superior claim of title;

(t) defects arising out of the lack of powers of attorney or trustee authority from any Person to execute and deliver documents on such Person’s behalf, or the lack of corporate or other entity authorization, in each case unless Buyer provides evidence that the lack thereof has resulted in another Person’s actual and superior claim of title;

(u) defects arising out of a variation in corporate name, in each case unless Buyer provides evidence that the lack thereof has resulted in another Person’s actual and superior claim of title;

(v) defects arising from failure of any non-participating royalty owners to ratify a unit;

(w) any mortgagor liens burdening a lessor’s interest in the Leases, in each case only to the extent that it is not subject to foreclosure proceedings;

(x) with respect to any Lease issued by a Governmental Authority, defects consisting solely of the failure to file assignments or other documents in the records of such Governmental Authority, so long as such assignments or other documents are properly recorded in the applicable county, in each case unless Buyer provides evidence that the lack thereof has resulted in another Person’s actual and superior claim of title;

(y) defects arising from the failure to file an affidavit relating to the occurrence of a required contingency or expiration of an oil and gas lease for non-production;

(z) defects and irregularities arising out of the lack of a survey, unless a survey is expressly required by applicable Laws or regulations;

(aa) the matters described in Schedule 5.6 or Schedule 5.13;

(bb) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Sellers’ chain of title to any Asset or in connection with the Transaction;

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(cc) defects resulting from pending approval from any Governmental Authority of any communitization agreement, unitization agreement, pooling order, unit order, or unit contraction;

(dd) defects arising out of prior oil and gas leases not released of record;

(ee) any Imbalance Volumes set forth on Schedule 5.10;

(ff) the inability to access any surface location of any of the Properties other than the site of a currently-producing Well; and

(gg) the Leases and all other liens, encumbrances, Contracts, instruments, obligations, defects, and irregularities affecting the Assets that do not (1) materially interfere with the value, use, development, ownership, or operation of the affected Asset; (2) reduce the NRI of Sellers, in the aggregate, in any Well to be below the NRI stated in Exhibit A-2 for such Well; or (3) obligate Sellers, in the aggregate, to bear the WI in any Well greater than that WI stated in Exhibit A-2 for such Well.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.

“Plugging and Abandonment Obligations” means any and all responsibility, liability, and Losses for the following, arising out of or relating to the Assets, whether before, on, or after the Effective Time: (a) the necessary and proper plugging, replugging, and abandonment of the Wells or any other wells located within the Assets; (b) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets; (c) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets in connection with any plugging, replugging, or abandonment of the Wells or any other wells located within the Assets; (d) to the extent not covered by clause (b), above, the necessary and proper removal, abandonment, and decommissioning of the Facilities and Equipment or otherwise comprising part of the Assets; (e) the necessary and proper restoration of the surface and subsurface of the lands covering the Leases, Lands, or other lands included in the Assets (including any required reclamation) to the condition required by applicable Laws and contracts; and (f) obtaining and maintaining all bonds, or supplemental or additional bonds, and compliance with financial assurance arrangements and plans that may be required contractually or by Governmental Authorities.

“Prairie DisposalCo” is defined in Section 2.4.

“Prairie GathererCo” is defined in Section 2.4.

“Prairie LeaseCo” is defined in Section 2.4.

“Prairie OpCo” is defined in Section 2.4.

“Preliminary Settlement Statement” is defined in Section 2.4.

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“Properties” means, collectively, the Leases, Lands, Wells, Fee Mineral Interests and Surface Agreements.

“Property Expenses” means (a) except for those expenses described in clause (b) of this definition, costs and expenses of every kind attributable to the Assets, including capital expenses, operating expenses, facilities and plant expenses, field office costs, employee costs related to all employees based in the field offices and allocable to the Assets at the reasonable discretion of the Seller, joint interest billings, any expense chargeable to the joint account under the applicable operating agreement, lease operating expenses, any waste water gathering and disposal costs which are passed through by Sellers or their Affiliates, marketing fees, lease rental and maintenance costs, lease acquisition costs (including lease bonuses, brokers’ fees, and other similar or related costs and including in connection with Sellers’ ongoing leasing program described in Section 7.1(c)), drilling expenses, completion expenses, workover expenses, geological, geophysical, and any other exploration, development, transportation, compression, processing, or maintenance expenditures chargeable under applicable agreements, any costs and expenditures for asset retirement obligations, including all environmental remediation, reclamation, and plugging and abandoning of wells, and un-utilized demand charges and other costs under the Midstream Agreements, in each case, incurred in the ordinary course in the ownership and operation of the Assets, and (b) overhead costs charged to the Assets under any Applicable Contracts by Third-Party operators who are not an Affiliate of Seller (excluding, for the avoidance of doubt, any general, administrative or overhead costs and expenses of Seller or its Affiliates charged to the Assets), but excluding in all cases all costs and expenses attributable to (1) obligations with respect to Imbalance Volumes for which the Base Purchase Price is adjusted under Section 2.2(d), (2) obligations to pay any Burdens or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, (3) any Suspense Funds for which the Base Purchase Price is adjusted under Section 2.2(c)(4), (4) obligations with respect to Asset Taxes (which shall be apportioned as of the Effective Time in accordance with Section 8.1) and Income Taxes, (5) any breach by any Seller of its representations and warranties set forth in this Agreement, any Transaction Documents, or in the Agreement Regarding Employees (and the cure, or attempted cure, thereof) or any Losses for which any Buyer Indemnified Party is entitled to indemnification under Section 13.2(a), (6) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (1) through (5), whether such claims are made pursuant to contract or otherwise, and (7) the Excluded Assets.

“Property Taxes” means all ad valorem, real property, personal property, and all other similar Taxes assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes, or Transfer Taxes.

“Records” is defined in Section 1.2(l).

“Release” means the actual spilling, leaking, disposing, discharging, emitting, depositing, dumping, ejecting, leaching, pumping, pouring, injecting, discarding, abandoning, placing, spreading, escaping, or any other release (including any subsurface migration resulting therefrom), however defined, whether intentional or unintentional, into the environment.

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“Representatives” means any stockholders, members, managers, officers, directors, employees, agents, consultants, lenders, auditors, accountants, attorneys, and representatives of a Person.

“Required Consent” means any Consent that, if not obtained by Closing, would, by the express terms of the applicable instrument or Applicable Contract (a) invalidate or terminate or give the holder of such Consent right the right to invalidate or terminate the conveyance of an Asset or (b) invalidate or terminate or give the holder of such Consent right the right to invalidate or terminate the underlying Asset, including any such restriction that by its express terms includes words such as or with similar effect as “the failure to obtain such Consent will void the assignment” or “the failure to obtain such Consent will void this lease”.

“Restricted Asset” is defined in Section 4.2(a).

“Scheduled Closing Date” is defined in Section 11.1.

“SEC” is defined in Section 6.8.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” are defined in the preamble.

“Seller Bonds” means, collectively, all surety instruments, bonds, letters of credit, or guarantees, if any, posted by Sellers with any Governmental Authority or third Persons and relating to the Assets.

“Seller Employee” is defined in Section 7.3(d).

“Seller Indemnified Parties” means, individually and in any combination, (a) each Seller and its Affiliates, (b) as to each of the Persons described in clause (a), each of such Person’s Representatives, and (c) as to each of the Persons described in clauses (a) and (b), such Person’s successors, assigns, legal representatives, heirs, or devisees.

“Seller Related Party” means the Sellers and each of their respective affiliates and their and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Seller Taxes” means (a) all Income Taxes imposed by any applicable Law on any Seller, any of Seller’s direct or indirect owners or Affiliates or any consolidated, combined, or unitary group of which any of the foregoing is or was a member; (b) any Asset Taxes allocable to Sellers under Section 8.1 (taking into account, and without duplication of, (1) such Asset Taxes effectively borne by Sellers as a result of the adjustments to the Base Purchase Price made under Section 2.2, as applicable, and (2) any payments made from one Party to another Party in respect of Asset Taxes under Section 8.2); (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of any Seller that is not part of the Assets; and (d) any Taxes (other than the Taxes described in clauses (a), (b), or (c) of this definition) attributable to the acquisition, ownership or operation of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending prior to the Effective Time.

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“Seller-Operated Properties” means those Properties and other Assets that any Seller (or its Affiliates) is designated or was designated as operator under applicable Laws or Applicable Contract solely during the period of time such Properties are operated by any Seller (or its Affiliates).

“Seller’s Certificate” is defined in Section 11.3(f).

“Sellers’ Representative” is defined in Section 14.3.

“Severance Taxes” mean all extraction, production, sales, use, transfer, excise, severance, and all other similar Taxes with respect to the Assets that are based upon or measured by the acquisition, operation or ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.

“Shortfall Amount” means an amount, in dollars, equal to lesser of (a) the amount by which the Financed Amount exceeds the amount actually raised by Buyer in the Financings, if any, and (b) (1) the Maximum Share Amount minus the Base Equity Shares, multiplied by (2) the per share price paid by the public in the equity offering under the Financings, multiplied by (3) 97.25%. If the amount actually raised by Buyer in the Financings exceeds the Financed Amount, then the Shortfall Amount will be deemed zero.

“Special Warranty” means that each Seller warrants to Buyer or the applicable Buyer AssetCo title to the Wells against the lawful claims of any Person claiming the same, or any part thereof, by, through, or under such Seller, but not otherwise, subject to and except for Permitted Encumbrances.

“Specified Liabilities” means:

(a) any Seller Taxes;

(b) any Third-Party Claims regarding personal injury, illness, or death occurring on or attributable to the ownership, use, or operation of the Assets prior to the Closing Date and during the period in which a Seller owned the Assets;

(c) any Third-Party Claims regarding the disposal of Hazardous Substances that were transported to, or disposed of, at off-site disposal facilities prior to the Closing Date and related to related to such Seller’s ownership or operation of the Assets;

(d) any liabilities related to the Excluded Assets;

(e) any fines and penalties assessed against any Seller by Governmental Authorities for any drilling, completion, operation, ownership or use of the Assets that occurred prior to the Closing Date, in each case with respect to any failure to comply with applicable Laws;

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(f) any unpaid costs and expenses due and payable by any Seller under any unit agreement prior to the Effective Time and that are not included as a downward adjustment to the Base Purchase Price in the Final Settlement Statement;

(g) any Losses suffered as a consequence of any payment or mispayment of any Burdens arising under the Leases prior to the Closing Date; and

(h) any Losses suffered as a consequence of any payment or mispayment of any Burdens arising under the Leases described on Schedule 4.2(c) prior to the Closing Date.

“Subsidiaries” means any Person in which a Party owns, directly or indirectly, any equity or other ownership interest or otherwise controls through contract or otherwise.

“Surface Agreements” is defined in Section 1.2(f).

“Suspense Funds” means funds held in suspense (whether positive or negative, and including funds held in suspense for unleased interests) that are attributable to the Assets or any interests pooled, unitized, or communitized therewith; provided, however, the term “Suspense Funds” does not include any interest or penalty on any such funds.

“Tag Interests” is defined in Section 4.3.

“Target Closing Date” is defined in Section 11.1.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax, that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, privilege taxes, conservation taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, occupation taxes, real or personal property taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, duties, levies, customs, tariffs, imposts, assessments, unclaimed property, and escheat obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Controversy” is defined in Section 8.8(d).

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, claims for refund, or other written information provided, or required to be provided, to a Governmental Authority with respect to any Tax, including any and all attachments, amendments, and supplements thereto.

“TE-NORM” means technologically-enhanced NORM.

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“Third Party” means a Person that is not a Party or an Affiliate of a Party.

“Third-Party Claim” is defined in Section 13.6(b)(1).

“Transaction” means the transactions contemplated by this Agreement.

“Transaction Documents” means each of the documents delivered at Closing under Section 11.3, the Agreement Regarding Employees, and all other documents, certificates, and instruments delivered under this Agreement or in connection with the Transaction.

“Transfer Taxes” means any and all transfer, sales, use, excise, goods and services, stock, conveyance, registration, real estate transfer, land transfer, stamp, documentary, notarial, filing, recording, and similar Taxes imposed on any transfer of the Assets under this Agreement (excluding Income Taxes and Property Taxes).

“Wells” is defined in Section 1.2(b).

“WI” means the percentage interest in and to a Well that is burdened with the obligation to bear and pay costs and expenses of exploration, drilling, maintenance, development, abandonment, and operations on or in connection with such Well required to be borne with respect thereto, but without regard to the effect of Burdens.

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